THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT RELATES TO SECURITIES THAT ARE THE SUBJECT OF AN EFFECTIVE REGISTRATION STATEMENT. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to completion, dated November 10, 1998

                                               Filed Pursuant to Rule 424(b)(3)
                                                    Registration Nos. 333-56015
                                                                   333-56015-01

Prospectus Supplement
To Prospectus dated October 29, 1998



                                  $50,000,000
                              WSFS CAPITAL TRUST I
              Floating Rate Cumulative Trust Preferred Securities
           (Liquidation amount $1,000 per Trust Preferred Security)
    fully and unconditionally guaranteed, based on several obligations, by


                           WSFS FINANCIAL CORPORATION

     A brief description of the trust preferred securities can be found under "Summary" in this prospectus supplement. The trust preferred securities will not be listed on any national securities exchange or quoted on the Nasdaq Stock Market.


     Distributions on the trust preferred securities will be payable at an
annual rate, reset quarterly, equal to 3-month LIBOR plus     basis points.

                               ----------------
     We urge you to carefully read the discussion under "Risk Factors" beginning on page S-9, where we describe the specific risks associated with these trust preferred securities, along with this prospectus supplement and the accompanying prospectus, before you make your investment decision.


                               ----------------
     These securities are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.


                                              Public         Underwriting       Proceeds
                                          Offering Price      Commission      to the Trust
                                         ----------------   --------------   -------------
Per trust preferred security .........   $     1,000               (1)       $     1,000
Total ................................   $50,000,000               (1)       $50,000,000

------------
(1) Since the proceeds of the sale of the trust preferred securities will be invested in junior subordinated debentures of WSFS Financial Corporation,
    the Company will pay the underwriting commissions of $     per trust
    preferred security (or $     for all securities).



                               ----------------
                        Sandler O'Neill & Partners, L.P.

                               ----------------
            The date of this prospectus supplement is        , 1998

-------------------------------------------------------------------------------
Forward-Looking Statements

         Some of the information presented in or incorporated by reference into this prospectus supplement and accompanying prospectus contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act. Although WSFS Financial Corporation believes that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, it is possible that actual results may differ materially from these expectations. Accordingly, investors are cautioned not to place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include:

         o   the growth of the economy
         o   interest rate movements
         o timely development of technology enhancements for the Company's products and operating systems
         o   the impact of competitive products, services and pricing
         o   customer-based requirements
         o   legislative and regulatory changes affecting the banking industry
-------------------------------------------------------------------------------

                                     SUMMARY

         The following information supplements, and should be read together with, the information contained in this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the trust preferred securities. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the trust preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the trust preferred securities. You should pay special attention to the "Risk Factors" section beginning on page S-9 of this prospectus supplement to determine whether an investment in the trust preferred securities is appropriate for you. Capitalized terms used in this prospectus supplement that are not defined herein have the meanings given to them in the accompanying prospectus.

The Company

         WSFS Financial Corporation, also referred to as the "Company," is the parent company of Wilmington Savings Fund Society, Federal Savings Bank (the "Bank"). Founded in 1832, the Bank is one of the oldest financial institutions in the country and currently conducts its business from 18 branches in Northern Delaware and Southeastern Pennsylvania. The Company's headquarters is located at 838 Market Street, Wilmington, Delaware 19899, and its telephone number is (302) 792-6000.

The Trust

         WSFS Capital Trust I (the "Trust") is a Delaware business trust formed in May 1998. The Trust will sell its floating rate cumulative trust preferred securities (the "Trust Preferred Securities") to the public and its common securities (the "Common Securities") to the Company. The Trust will use the proceeds from these sales to buy a series of Floating Rate Junior Subordinated
Deferrable Interest Debentures due            , 2028 (the "Junior Subordinated
Debentures") from the Company with the same financial terms and payment obligations as the Trust Preferred Securities.

         There are five trustees of the Trust. Three of the trustees are officers of the Company (the "Administrative Trustees"). Wilmington Trust Company, Wilmington, Delaware, will serve as Delaware Trustee and Property Trustee under the Trust Agreement. Wilmington Trust Company is also serving as the Debenture Trustee under the Indenture and Guarantee Trustee under the Guarantee.

                                  The Offering

Securities Offered................  50,000 Floating Rate Cumulative Trust
                                    Preferred Securities (Liquidation amount
                                    $1,000 per Trust Preferred Security).

Offering Price....................  $1,000 per Trust Preferred Security

Distributions.....................  If you purchase the Trust Preferred
                                    Securities, you are entitled to receive
                                    cumulative cash distributions at a
                                    variable rate, reset quarterly, equal to
                                    3-month LIBOR (as defined herein) plus basis
                                    points (the "Distribution Rate") of the
                                    liquidation amount of $1,000 per Trust
                                    Preferred Security. Distributions will
                                    accumulate from the date the Trust issues
                                    the Trust Preferred Securities and will be
                                    paid quarterly in arrears on March   , June
                                      , September and December of each year,
                                    beginning               , 1998.

Deferral of Distributions.........  So long as no event of default under the
                                    Junior Subordinated Debentures has occurred and is continuing, the Company has the right, at one or more times, to defer interest payments on the Junior Subordinated Debentures for up to 20 consecutive quarters, but not beyond the maturity date of the Junior Subordinated Debentures. See "Certain Terms of Junior Subordinated Debentures -- Option to Defer Interest Payments." During any period in which the Company defers interest payments on the Junior Subordinated Debentures, the Company will not be permitted (with limited exceptions) to:

                                    o pay a dividend or make any other payment
                                      or distribution on its capital stock;

                                    o redeem, purchase or make a liquidation
                                      payment on any of its capital stock;

                                    o make an interest, principal or premium
                                      payment, or repurchase or redeem, any of its debt securities that rank equal with or junior to the Junior Subordinated Debentures.

                                    If the Company defers interest payments on the Junior Subordinated Debentures, the Trust will also defer distributions on the Trust Preferred Securities. During this deferral period, you will still accumulate distributions, plus you will accumulate additional distributions at the then-applicable Distribution Rate, compounded quarterly, on any accrued and unpaid distributions (to the extent permitted by law). You will also be required to accrue interest income and include it in your gross income for United States federal income tax purposes before you receive any cash distributions, even if you are a cash basis taxpayer.

Ranking...........................  The Company's obligations under the Junior
                                    Subordinated Debentures are subject to
                                    payment on its Senior and Subordinated Debt
                                    (as defined herein) and will be effectively subordinated to all existing and future liabilities and obligations of the Company's subsidiaries. As of June 30, 1998, the aggregate amount of Senior and Subordinated Debt that ranked senior to the Junior Subordinated Debentures was approximately $29.1 million.

                                    The Company will, on a subordinated basis, fully and unconditionally guarantee the Trust Preferred Securities (the "Guarantee") based on:

                                    o its obligations to make payments on the
                                      Junior Subordinated Debentures;

                                    o its obligations under the Guarantee; and

                                    o its obligations under the Amended and
                                      Restated Trust Agreement of WSFS Capital
                                      Trust I (the "Trust Agreement"), which
                                      also sets forth the terms of the Trust.

                                    If the Company does not make a payment on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make payments on the Trust Preferred Securities. The Guarantee does not cover payments when the Trust does not have sufficient funds.

                                    For a discussion of the Company's
                                    obligations listed above, see "Certain Terms of Guarantee" in this prospectus supplement and "Description of Guarantees" and "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantees" in the accompanying prospectus.

Distribution of Junior Subordinate
  Debentures......................  At any time, the Company will have the right, subject to the receipt of any consent required by the Federal Reserve, to liquidate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities and the Common Securities in liquidation of the Trust.

                                    If the Company elects to liquidate the Trust
                                    and thereby causes the Junior Subordinated
                                    Debentures to be distributed to holders of
                                    the Trust Securities in liquidation of the
                                    Trust, the Company shall have the right,
                                    subject to the receipt of any consent
                                    required from the Federal Reserve, to redeem
                                    such Junior Subordinated Debentures to a
                                    date not earlier than        , 2003. In
                                    addition, the Company may redeem the Junior
                                    Subordinated Debentures at its option, in whole but not in part, if:

                                    o certain tax events occur,

                                    o there is change in the way the Junior
                                      Subordinated Debentures are treated for
                                      regulatory capital purposes, or

                                    o if there is a change in the Investment
                                      Company Act of 1940 that requires the
                                      Trust to register under that law.

                                    In the event of the involuntary or voluntary liquidation, dissolution, winding up or termination of the Trust in which the Junior Subordinated Debentures are not distributed to you, you, as the holders of the Trust Preferred Securities, will be entitled to receive for each Trust Preferred Security a liquidation amount of $1,000 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment. The Trust will be able to make this distribution of cash only if the Junior Subordinated Debentures are redeemed by the Company.

Maturity and Redemption...........  The Junior Subordinated Debentures mature on
                                             , 2028, which date may be shortened
                                    to a date not earlier than           , 2003
                                    if certain conditions are met.

                                    The Trust must redeem the Trust Preferred
                                    Securities when the Junior Subordinated
                                    Debentures are paid at maturity or upon any
                                    earlier redemption. The Company has the
                                    option at any time on or after            ,
                                    2003 to redeem the Junior Subordinated
                                    Debentures, in whole or in part, subject to certain conditions. In addition, the

                                    Company may redeem the Junior Subordinated
                                    Debentures at its option, in whole but not in part:

                                    o if certain tax events occur,

                                    o if there is a change in the way the Junior
                                      Subordinated Debentures are treated for
                                      regulatory capital purposes, or

                                    o if there is a change in the Investment
                                      Company Act of 1940 that requires the
                                      Trust to register under that law,

                                    in each case, subject to the receipt of any consent that may be required from the Federal Reserve. See "Certain Terms of Trust Preferred Securities -- Special Event Redemption." Upon any redemption of the Junior Subordinated Debentures, you will receive the liquidation amount of $1,000 per Trust Preferred Security plus any accrued and unpaid distributions to the date of redemption (the "Redemption Price").

Absence of Market for the
  Trust Preferred Securities......  The Company does not intend to seek a listing for the Trust Preferred Securities on any national securities exchange or on the Nasdaq Stock Market. The Company does not expect an active trading market to develop for the Trust Preferred Securities.

Use of Proceeds...................  The Trust will invest all of the proceeds from the sale of the Trust Preferred
                                    Securities in Junior Subordinated
                                    Debentures. The Company intends to use the proceeds from the Junior Subordinated Debentures for general corporate purposes, including the redemption of its 11% Senior Notes due 2005 on or after December 31, 1998.

ERISA Considerations..............  For a discussion of certain prohibited transactions and fiduciary duty issues
                                    pertaining to purchases by or on behalf of an employee benefit plan, see "ERISA Considerations."

Voting Rights.....................  The holders of the Trust Preferred
                                    Securities will have no voting rights,
                                    except in limited circumstances. See
                                    "Description of Trust Preferred Securities
                                    -- Voting

                                    Rights; Amendment of Each Trust Agreement" in the accompanying prospectus.

Book Entry........................  The Trust Preferred Securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for the Trust Preferred Securities.

                                    The Trust expects that the Trust Preferred
                                    Securities will be ready for delivery though
                                    DTC on or about               , 1998.

Risk Factors......................  For a discussion of considerations relevant to an investment in the Trust Preferred
                                    Securities which should be carefully
                                    considered by prospective investors, see
                                    "Risk Factors."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following summary consolidated financial information of the Company and its Subsidiaries is qualified in its entirety by the information included in the documents incorporated by reference in the accompanying prospectus, including the consolidated financial statements of the Company and related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and its unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998. Interim financial data, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period.

                                     At or for the
                                   Six Months Ended                              At or for the
                                        June 30,                            Years Ended December 31,
                                ----------------------  -------------------------------------------------------------
                                   1998        1997        1997          1996         1995         1994       1993
                                ----------  ----------  ----------    ----------   ----------   ----------  ---------
                                                    (Dollars in thousands, except per share data)
Statement of Operations Data:
Net interest income...........  $   19,142  $   20,444  $   40,118    $   42,361   $   41,869   $   36,014  $  33,812
Provision for loan losses              749         673       1,533         1,687        1,403        1,683      2,620
Other income (1)..............      11,860       8,821      19,616        11,193       22,615        7,210      7,970
Other expenses................      18,244      16,893      35,236        32,345       37,341       34,483     34,485
Income before taxes...........      12,009      11,699      22,965        19,522       25,740        7,058      4,677
Net income (1)................       8,887       8,237      16,389        16,356       27,008        8,070      6,359
Earnings per share:
  Basic.......................        0.71        0.66        1.31          1.18         1.86         0.56       0.90
  Diluted.....................        0.70        0.65        1.29          1.16         1.84         0.55       0.44
Balance Sheet Data:
Total assets..................  $1,551,631  $1,508,540  $1,515,217    $1,357,635   $1,218,826   $1,195,686  $ 994,692
Net loans (2).................     732,482     782,519     764,463       772,847      792,184      710,776    687,492
Vehicles under operating
   leases, net................     177,599     128,308     172,115        52,036           --           --         --
Investment securities (3)           41,676      44,205      78,655        18,933       28,772       64,144     54,346
Investment in reverse
   mortgages, net.............      31,923      33,501      32,109        35,796       35,614       32,172     24,913
Other investments.............      58,435      69,921      74,523        47,337       52,128       44,249    110,816
Mortgage-backed securities (3)     440,173     391,832     330,274       365,252      237,132      262,748     43,750
Deposits (1)..................     786,211     755,463     766,966       744,886      724,030      809,707    806,605
Borrowings (4)................     647,060     650,987     615,578       489,819      370,795      295,244    107,864
11% Senior notes due 2005           29,100      29,100      29,100        29,100       29,850       32,000     32,000
Stockholders' equity..........      95,457      78,511      86,759        75,788       73,546       45,274     38,693
Number of full-service
   branches (1)...............          18          16          16            16           14           16         16
Performance Ratios:
Return on average equity             19.24%      21.26%      20.25%        21.19%       45.68%       19.64%     18.12%
Return on average assets              1.17        1.13        1.11          1.28         2.21         0.73       0.65
Net interest margin...........        3.02        3.16        3.13          3.56         3.57         3.39       3.64
Capital Ratios:
Average equity to average
  assets......................        6.10%       5.31%       5.48%         6.06%        4.84%        3.69%      3.57%
Core capital..................        7.37        6.41        6.93          7.06         7.85         6.25       6.39
Risk-based capital............       12.28       10.45       11.05         11.07        12.29        10.09       9.74

                                                  (footnotes on following page)

                                     At or for the
                                   Six Months Ended                              At or for the
                                        June 30,                            Years Ended December 31,
                                ----------------------  -------------------------------------------------------------
                                   1998        1997        1997          1996         1995         1994       1993
                                ----------  ----------  ----------    ----------   ----------   ----------  ---------
                                                    (Dollars in thousands, except per share data)
Asset Quality Ratios:
Allowance for loan/lease
   losses to total gross
   loans/leases................    2.77%       2.64%       2.61%         2.84%        2.90%         2.89%      3.26%
Nonaccruing
   loans/nonperforming
   leases to total
   loans/leases................    0.99        1.94        0.95          1.34         1.30          2.70       4.74
Nonperforming assets to
   total assets................    0.82        1.36        0.92          1.42         1.92          3.47       5.14
Allowance for
   loan/lease losses to
   nonaccruing loans/leases....  267.64      130.29      273.06        197.04       201.84         97.79      63.23
Net charge-offs to average
  gross loans outstanding, net
  of unearned income...........    0.21        0.27        0.19          0.21         0.20          0.51       0.71
Ratio of Earnings to Fixed
Charges:
  Including interest on
   deposits....................    1.34x       1.34x       1.33x         1.33x        1.44x         1.16x      1.12x
  Excluding interest on
   deposits....................    1.63        1.62        1.59          1.70         2.06          1.40       1.49

-------------
(1) During 1995, the Company's wholly-owned subsidiary, Fidelity Federal Savings and Loan Association, sold the deposits of four branches resulting in a net pre-tax gain of $14.2 million and an after-tax gain of $12.4 million. The remaining assets, liabilities and equity were merged into the Company. Additionally, during 1995 the Company opened two new branches with deposits acquired from other institutions. During 1996, the Company opened two more new branches.
(2)      Includes loans held-for-sale.
(3)      Includes securities available-for-sale.
(4) Borrowings consist of Federal Home Loan Bank advances, securities sold under agreement to repurchase and municipal bond repurchase obligations. The municipal bond repurchase obligation was called in 1996.

                                  RISK FACTORS

         You should carefully read the following risk factors and the other sections of this prospectus supplement and the accompanying prospectus before purchasing any Trust Preferred Securities. You should consider all of these risk factors to be important. The risk factors below do not necessarily appear in their order of importance.

Ranking of the Company's Obligations Under the Junior Subordinated Debentures and the Guarantee

         The Company's obligations under the Guarantee are unsecured and will rank in priority of payment:

         o   junior to all of the Company's Senior and Subordinated Debt;

         o equal with the Company's obligations under any other similar guarantees that the Company may issue in the future; and

         o   senior to the Company's common stock.

         The Company's obligations under the Junior Subordinated Debentures are unsecured and will rank junior in priority of payment to the Company's Senior and Subordinated Debt. At June 30, 1998, the aggregate amount of Senior and Subordinated Debt that would have ranked senior to the Junior Subordinated Debentures was approximately $29.1 million. Because the Company is a holding company, its right to participate in any distribution of assets upon a subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary except to the extent that the Company may itself be recognized as a creditor of that subsidiary; therefore, the ability of the holders of the Trust Preferred Securities to benefit indirectly from such a distribution will also be limited. There are various legal limitations on the extent to which the Company's subsidiaries may extend credit, pay dividends or otherwise supply funds to the Company or certain of its other subsidiaries. The Company's obligations will also effectively rank junior to all existing and future liabilities and obligations of the Company's subsidiaries, including liabilities and obligations to depositors.

         The Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee do not limit the ability of the Company or any of its subsidiaries to incur additional debt, including debt that ranks senior to the Junior Subordinated Debentures and the Guarantee. For more information please refer to "Description of Guarantees -- Status of the Guarantees," and "Description of Junior Subordinated Debentures -- Subordination" in the accompanying prospectus.

Trust Preferred Securities Guarantee Only Covers Payments if the Trust Has Cash
  Available; Direct Action

         The ability of the Trust to timely pay distributions on the Trust Preferred Securities, the redemption price of the Trust Preferred Securities and the liquidation amount of $1,000 per Trust Preferred Security depends entirely upon the Company's making the related payments on the Junior Subordinated Debentures when due.

         If the Company defaults on its obligation to pay principal of or interest on the Junior Subordinated Debentures, the Trust will not have sufficient funds to pay distributions or the $1,000 liquidation amount per Trust Preferred Security. As a result, you will not be able to rely upon the Guarantee for payment of these amounts. Instead, you

         o may directly sue the Company or seek other remedies to collect your pro rata share of payments owed; or

         o rely on the Property Trustee to enforce the Trust's rights under the Junior Subordinated Debentures.

For more information please refer to "Description of Junior Subordinated Debentures -- Debenture Events of Default" and "Description of Guarantees -- Status of the Guarantee" in the accompanying prospectus.

Option to Defer Interest Payment; Tax Consequences; Market Price Consequences

         So long as no event of default under the Junior Subordinated Debentures has occurred and is continuing, the Company has the right, at one or more times, to defer interest payments on the Junior Subordinated Debentures for up to 20 consecutive quarters, but not beyond the maturity date of the Junior Subordinated Debentures.

         If the Company defers payments of interest on the Junior Subordinated Debentures, the Trust would defer distributions on the Trust Preferred Securities during any deferral period. However, you would still accumulate distributions at the then-applicable Distribution Rate, compounded quarterly, to the extent permitted by law.

         During a deferral period, you will be required to accrue interest income for United States federal income tax purposes with respect to your pro rata share of the Junior Subordinated Debentures held by the Trust. As a result, you must include the accrued interest as interest income for United States federal income tax purposes before you receive any cash distributions. You will also not receive a cash distribution related to any accrued and unpaid interest from the Trust if you sell the Trust Preferred Securities before the end of any deferral period or the record date relating to such cash distributions.

         During a deferral period, accrued but unpaid distributions will increase your tax basis in the Trust Preferred Securities. If you sell the Trust Preferred Securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income.

         The Company has no current intention of exercising its right to defer interest payments on the Junior Subordinated Debentures. However, if the Company exercises its right in the future, the market price of the Trust Preferred Securities is likely to be affected. The Trust Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Junior Subordinated Debentures. If you sell the Trust Preferred Securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the Trust Preferred Securities. As a result of the existence of the Company's right to defer interest payments, the market price of the Trust Preferred Securities (which represent preferred beneficial interests in the Trust) may be more volatile than the market prices of other debt securities that are not subject to such optional deferrals.

         See "Certain Federal Income Tax Consequences" for more information regarding the tax consequences of purchasing the Trust Preferred Securities.

Tax Event Redemption, Investment Company Event Redemption or Capital Treatment
 Event Redemption

         At any time a Tax Event, Investment Company Event or Capital Treatment Event (as these terms are defined under "Certain Terms of Trust Preferred Securities -- Special Event Redemption" and each a "Special Event") occurs and is continuing, the Company has the right, subject to the receipt of any consent required from the Federal Reserve, to redeem the Junior Subordinated Debentures, in whole (but not in part). If such a redemption happens, the Trust will use the cash it receives on the redemption of the Junior Subordinated Debentures to redeem an equivalent amount of the Trust Preferred and Common Securities on a pro rata basis within 90 days of the event. See "Certain Terms of Trust Preferred Securities -- Special Event Redemption" for more information.

Pending Tax Litigation

         It has been reported that the Internal Revenue Service ("IRS") recently challenged another company's deduction for interest paid on a debt instrument similar in some respects to the Junior Subordinated Debentures and issued to an entity similar to the Trust. Based on available information, the Company and the Trust do not believe that this challenge will affect the Company's ability to deduct interest payments on the Junior Subordinated Debentures. However, you should be aware that further developments favoring the IRS's challenge, or other unrelated developments, could cause a Tax Event. Laws and regulations have also been proposed in the past which, if adopted retroactively, could also cause a Tax Event.

Distribution of Junior Subordinated Debentures to Holders of Trust Preferred
 Securities

         Because you may receive Junior Subordinated Debentures, you must also make an investment decision with regard to the Junior Subordinated Debentures. You should carefully review all the information regarding the Junior Subordinated Debentures contained in this prospectus supplement and the accompanying prospectus.

         The Trust may be terminated before its expiration on            , 2028,
if certain events occur. In addition, the Company has the option to terminate the Trust at any time. As a result, and subject to the terms of the Trust Agreement, the trustees may distribute the Junior Subordinated Debentures to the holders of Trust Preferred Securities and Common Securities. The Junior Subordinated Debentures have substantially the same terms and conditions as the Trust Preferred Securities in the Offering.

         If the trustees distribute the Junior Subordinated Debentures after the dissolution of the Trust, the Company may redeem the Junior Subordinated
Debentures to a date not earlier than         , 2003, subject to the receipt of
any consent required by the Federal Reserve. See "Certain Terms of Junior Subordinated Debentures -- Interest Rate and Maturity."

         Under current United States federal income tax laws, a distribution of Junior Subordinated Debentures to you on the dissolution of the Trust should not be a taxable event to you. However, if the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of Junior Subordinated Debentures to you may be a taxable event to you. If there is a change in law, a distribution of Junior Subordinated Debentures to you on the dissolution of the Trust could be a taxable event to you.

         The Company has no current intention of causing the termination of the Trust and the distribution of the Junior Subordinated Debentures. However, there are no restrictions on its ability to do so at any time. The Company anticipates that it would consider exercising this right in the event that expenses associated with maintaining the Trust were substantially greater than currently expected, such as if a Special Event occurred. The Company cannot predict the other circumstances under which this right would be exercised.

         The Company cannot predict the market prices for the Junior Subordinated Debentures that may be distributed. Accordingly, the Junior Subordinated Debentures that you receive upon a distribution, or the Trust Preferred Securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the Trust Preferred Securities.

         See "Certain Federal Income Tax Consequences -- Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust" where we discuss applicable United States federal income tax consequences.

Shortening of Stated Maturity of Junior Subordinated Debentures

         At the option of the Company, subject to the receipt of any consent required from the Federal Reserve, the Junior Subordinated Debentures may be
redeemed, in whole or in part, at any time on or after           , 2003, at a
redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. See "Certain Terms of Junior Subordinated Debentures -- Redemption." You should assume that the Company will exercise its redemption option if the Company is able to refinance at a lower interest rate or it is otherwise in the interest of the Company to redeem the Junior Subordinated Debentures. If Junior Subordinated Debentures are redeemed, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of Junior Subordinated Debentures so redeemed. See "Certain Terms of Trust Preferred Securities -- Redemption."

Lack of Market

         The Company does not intend to seek a listing for the Trust Preferred Securities (or for the Junior Subordinated Debentures that may be distributed on liquidation of the Trust) on any national securities exchange or on the Nasdaq Stock Market. Furthermore, an active trading market for the Trust Preferred Securities (or the Junior Subordinated Debentures) is not expected to develop.

Market Prices

         Neither the Company nor the Trust can give you any assurances as to the market prices for Trust Preferred Securities or for Junior Subordinated Debentures that may be distributed in exchange for Trust Preferred Securities upon liquidation of the Trust. Accordingly, the Trust Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debentures that a holder of Trust Preferred Securities may receive on liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby. As a result of the existence of the Company's right to defer interest payments, the market price of the Trust Preferred Securities may be more volatile than the market prices of other debt securities that are not subject to such optional deferrals.

Limited Voting Rights

         As holders of Trust Preferred Securities, you will have limited voting rights. In general, only the Company can replace or remove any of the trustees. However, if an event of default under the Trust Agreement is continuing, the holders of at least a majority in liquidation amount of the Trust Preferred Securities may replace the Property Trustee and the Delaware Trustee. See "Description of Trust Preferred Securities -- Removal of Issuer Trustees," "-- Voting Rights; Amendment of Each Trust Agreement" and "Description of Junior Subordinated Debentures -- Debenture Events of Default" in the accompanying prospectus.

Limited Covenants

         The covenants in the Indenture are limited and there are no covenants in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects holders of Junior Subordinated Debentures, or Trust Preferred Securities, respectively, in the event of a material adverse change in the Company's financial condition or results of operations or limits the ability of the Company or any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether the Company will be able to comply with its obligations under the Junior Subordinated Debentures or the Guarantee.

Potentially Adverse Impact of Interest Rates and Economic and Industry
 Conditions

         Like most savings institution holding companies, general economic and other factors that influence market interest rates affect the Company's net interest income and the Company's ability to respond to such rate changes. General economic conditions also affect the credit quality of the Company's assets. Adverse economic conditions may affect the ability of the Company's borrowers to repay loans, particularly in the areas of commercial real estate and consumer lending. To the extent that changes in interest rates and economic conditions adversely affect the Company's financial condition and results of operations, the Company's ability to make debt service payments on the Junior Subordinated Debentures may be impaired.

         Significant and rapid changes have occurred in the savings institution industry in recent years, and the future of the industry is subject to various uncertainties. The traditional role of savings institutions as the nation's primary housing lenders is diminishing and savings institutions are subject to increasing competition from commercial banks, mortgage bankers and others. The savings institution industry also faces a volatile and uncertain regulatory environment in which applicable laws, regulations and enforcement policies are subject to significant change. There can be no assurance that changes in the savings institution industry, regulatory and otherwise, will not adversely affect the financial condition and results of operations of the Company and, as a result, impair its ability to make debt service payments on the Junior Subordinated Debentures.

Credit Risk

         A significant source of risk for the Company arises from the possibility that borrowers, guarantors and related parties may fail to repay their loans or otherwise abide the terms of their loans. The Company has adopted underwriting and credit monitoring procedures that management believes are appropriate to minimize its credit risk. These policies include the initial assessment of risk of nonpayment before deciding to make a loan, monitoring loans, particularly loans where payments are not timely made, to determine the borrower's status and the continual review of the level of the Bank's allowance for loan losses. Such policies and procedures, however, may not prevent unexpected credit losses that could materially affect the Company's results of operations.

Year 2000 Compliance

         Year 2000 issues result from the inability of many computer programs or computerized equipment to accurately calculate, store or use a date after December 31, 1999. Since many programs only use a two digit field for input of the year, the year 2000 may be interpreted as the year 1900. Correctly identifying the year 2000 as a leap year may also be a problem. These misidentifications could result in system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions, track important customer account information, provide convenient access to this information, or engage in normal business operations.

         The Company has completed an assessment of its core financial and operational software systems and has determined that such systems are either already compliant or has determined the necessary steps to make them compliant. These tasks are scheduled for completion by December 1998 with the full year of 1999 available for testing. While addressing year 2000 issues will require substantial effort, a large portion of the costs related to this issue will be met from existing resources through reprioritizing of the technology department initiatives, with the remainder representing incremental costs which are not expected to be material. The Company has also assessed its vulnerability to the failure of third parties with which it deals to properly address the year 2000 issues. While the Company believes that it has substantially addressed this issue, there can be no assurance that it will not experience problems as a result of year 2000 issues.

                           WSFS FINANCIAL CORPORATION

         The Company is a savings and loan holding company headquartered in Wilmington, Delaware. Substantially all of the Company's assets are held by its subsidiary, the Bank. The long term goal of the Company is to be a high-performing, customer-centered financial services company focused on its core savings bank business in the Delaware Valley, while developing unique, profitable niches in complementary businesses which may operate outside the Bank's market area.

         Founded in 1832, the Bank is one of the oldest financial institutions in the country. It has operated under the same name and charter serving the residents of Delaware for over 165 years. The Bank is the largest thrift institution headquartered in Delaware and is the fourth largest financial institution in the state on the basis of deposits traditionally garnered in-market. The Company's market area is in the Mid-Atlantic regions of the United States, characterized by a diversified manufacturing and service economy. Banking operations are conducted from 18 retail banking offices in Northern Delaware and Southeastern Pennsylvania. An additional nine locations are scheduled to open over the next 24 months. The Bank provides cash management services as well as residential real estate, commercial real estate and commercial and consumer lending services, funding these activities primarily by attracting retail deposits and borrowings. Deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC").

         Other operating subsidiaries of the Bank include WSFS Credit Corporation, engaged in indirect motor vehicle leasing; 838 Investment Group, Inc., which markets insurance products and securities; and Community Credit Corporation, a consumer finance company specializing in consumer loans secured by first and second mortgages.

         The Company's principal executive offices are located at 838 Market Street, Wilmington, Delaware 19899, and its telephone number is (302) 792-6000.

Recent Developments

         The following is comparative summary financial data for the Company's results of operations for the periods ended September 30, 1998 and 1997.

                                                       Three Months Ended                Nine Months Ended
                                                          September 30,                     September 30,
                                                 ---------------------------        ---------------------------
                                                    1998             1997              1998             1997
                                                 ----------       ----------        ----------       ----------
                                                         (Dollars in thousands, except per share data)
Statement of Operations Data:
Net interest income............................  $   9,101        $  10,100         $  28,243        $  30,544
Provision for loan losses......................        189              400               938            1,073
Other income...................................      6,401            5,051            18,261           13,872
Other expenses.................................      9,085            8,738            27,329           25,631
Net income.....................................      4,609            4,280            13,496           12,517

Earnings per share:
   Basic.......................................  $    0.37        $    0.34         $    1.08        $    1.00
   Diluted.....................................       0.37             0.34              1.07             0.98

Performance Ratios:
Net interest margin............................       2.77%            3.15%             2.93%            3.16%
Return on average assets.......................       1.17             1.15              1.17             1.14
Return on average equity.......................      19.04            20.84             19.17            21.11
Efficiency ratio...............................      57.44            56.50             57.61            56.92
Overhead ratio.................................       2.28             2.34              2.28             2.29

         For the quarter ended September 30, 1998, the Company reported net income of $4.6 million ($0.37 per diluted share) compared to $4.3 million in net income ($0.34 per diluted share) for the quarter ended September 30, 1997. Net income for the nine months ended September 30, 1998 was $13.5 million ($1.07 per diluted share) compared to $12.5 million ($0.98 per diluted share) for the nine months ended September 30, 1997. The improvement in net income during both the three and nine months periods was due mainly to increased non-interest income which offset a reduction in net interest income and an increase in non-interest expense. The increase in non-interest income reflects the Company's ongoing efforts to increase fee income including credit/debit card and ATM income. At September 30, 1998, the Company was deriving fee income from a total of 373 ATM machines including 262 ATMs which it was servicing on behalf of others. The Company also recorded increases in income from operating leases which grew by $597,000 (25%) and $2.5 million (41%) during the three and nine month periods, respectively. The average balances of the Company's portfolio of operating leases have grown to $180.6 million and $175.9 million for the three and nine months ended September 30, 1998, respectively, compared to average balances of $141.3 million and $124.2 million during the three and nine months ended September 30, 1997, respectively. Because the Company funds its leasing activities with borrowings, the growth in this portfolio has depressed net interest income which is the difference between the interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. The change in the Company's asset mix coupled with the flatter "yield curve" and controlled run-off in the commercial mortgage portfolio has narrowed the Company's net interest margin to 2.77% and 2.93% for the three and nine months ended September 30, 1998, respectively, compared to 3.15% and 3.16% for the three and nine months ended September 30, 1997, respectively.

         Non-interest expense increased $347,000, or 4%, during the quarter and $1.7 million, or 7%, during the nine months ended September 30, 1998 compared to $8.7 million for the quarter ended September 30, 1997 and $25.6 million for the nine months ended September 30, 1997. Significant contributors to this increase included equipment and occupancy expense which grew an aggregate of $256,000 and $525,000 during the three and nine month periods, respectively, due to the Company's continued investment in its branch and ATM networks and technology upgrades. During 1998, the Company has opened three new branches and plans to open at least seven new in-store branches before the end of 1999. The Company's commitment to building its franchise is also reflected in increases of $121,000 and $119,000 in marketing expense during the three and nine month periods, respectively. Data processing and operations expense increased $581,000 during the nine-month period and $60,000 during the quarter as the result of technology upgrades and the Company's decision to out-source certain back-office functions. Salaries and compensation expense was reduced by $531,000 and $440,000 during the three and nine month periods, respectively, generally from lower incentive compensation and SAR expense.

         Since the end of the last fiscal year, the Company's total assets have grown by $80 million, or 5% to $1.6 billion. Substantially all of the Company's asset growth was attributable to a $128.4 million expansion of the mortgage-backed securities portfolio. This growth offset a $37.4 million decline in the investment securities portfolio and a $26.8 million decrease in the loan portfolio. Also helping to offset these decreases was $13.9 million growth in the Company's portfolio of vehicles under operating leases. Total non-performing assets (consisting of non-accruing loans and non-performing leases, assets acquired through foreclosure and non-performing investments in real estate) declined to $11.3 million at September 30, 1998 from $13.9 million at December 31, 1997. The ratio of non-performing assets to total assets improved to 0.71% at September 30, 1998 from 0.92% at December 31, 1997. The ratio of the allowance for loan/lease losses improved to 297% of non-accruing loans/leases from 273% at December 31, 1997. The allowance for loan/lease losses was 2.63% of total loans/leases at September 30, 1998 compared to 2.69% at December 31, 1997.

         Since the end of the third quarter, the Company has repurchased 380,000 shares of its common stock for an aggregate purchase price of $5.2 million. Under its repurchase plan, the Company is authorized to repurchase an additional 450,000 shares.

         On October 5, 1998, the U.S. Supreme Court denied an appeal by a group of plaintiffs seeking class action status for a suit alleging, among other things, violations of the Truth-in-Lending Act in connection with the sale of reverse mortgages between 1988 and 1994 by Providential Home Income Plan, Inc., a company purchased by the Company in November 1994. These plaintiffs may still pursue claims individually against the Company but only through separate cases in binding arbitration and not as a single class action in federal court.

                                 CAPITALIZATION

         The following table presents the consolidated capitalization of the Company at June 30, 1998, and the pro forma capitalization of the Company, after giving effect to the sale of the Trust Preferred Securities in this Offering and the application of the net proceeds as described herein.

         In addition, at June 30, 1998, the Company had other funding liabilities consisting of deposits ($786 million), Federal Home Loan Bank advances ($435 million) and other borrowings ($183 million) incurred in the ordinary course of business.

         The following data should be read together with the consolidated financial statements and notes thereto of the Company and its subsidiaries incorporated herein by reference.

                                                                                    June 30, 1998
                                                                           -------------------------------
                                                                             Actual            As Adjusted
                                                                           ----------          -----------
                                                                                   (In thousands)
Long-term debt:
   11% Senior Notes due 2005.............................................  $   29,100           $       --
                                                                           ----------           ----------
     Total long-term debt................................................      29,100                   --
                                                                           ----------           ----------

Company Obligated Mandatorily Redeemable
Trust Preferred Securities of Subsidiary Trust
Holding Solely Junior Subordinated Debentures (1)(2).....................          --               50,000
                                                                           ----------           ----------

Stockholders' equity:
   Preferred stock, $.01 par value; 7,500,000 shares authorized;
     issued and outstanding, none........................................          --                   --
   Common stock, $.01 par value; 20,000,000 shares authorized;
     14,682,688 issued and outstanding...................................         147                  147
   Capital in excess of par..............................................      57,667               57,667
   Retained earnings (3).................................................      57,763               56,142
   Net unrealized gains on securities available for sale, net of tax.....         321                  321
   Treasury stock at cost, 2,157,809 shares..............................     (20,441)             (20,441)
                                                                           ----------           ----------
     Total stockholders' equity..........................................      95,457               93,836
                                                                           ----------           ----------
          Total capitalization...........................................  $  124,557           $  143,836
                                                                           ==========           ==========

---------------

(1) The Trust is a wholly owned subsidiary of the Company that will hold the Junior Subordinated Debentures as its sole asset. The Trust Preferred Securities are issued by the Trust. The sole assets of the Trust will consist of approximately $51.5 million principal amount of Junior Subordinated Debentures issued by the Company to the Trust. The Junior Subordinated Debentures will bear interest at a floating rate and will
     mature on         , 2028, which date may be shortened to a date not
     earlier than         , 2003 if certain conditions are met. The Junior
     Subordinated Debentures are redeemable prior to maturity at the option of the Company, subject to any required prior approval of the Federal Reserve,
     (i) on or after          , 2003, in whole at any time or in part from time
     to time, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Tax Event, Capital Treatment Event or an Investment Company Event (each as defined herein). See "Description of Junior Subordinated Debentures -- Redemption" in the accompanying prospectus. The Company owns all of the Common Securities of the Trust.

(2) For financial reporting purposes, the Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. The Trust Preferred Securities will be presented as a separate line item in the consolidated statement of financial condition of the Company under the caption "Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures," and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, the Company will record distributions payable on the Trust Preferred Securities as minority interest expense, net of related tax benefit, in the consolidated statement of operations. The Company has agreed that future financial reports of the Company will: (i) include, in a footnote to the audited financial statements, disclosure that (a) the Trust is wholly owned, (b) the sole assets of the Trust are Junior Subordinated Debentures (specifying the principal amount, interest rate and maturity date of the Junior Subordinated Debentures held), and (c) the obligations of the Company under the documents, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Trust Preferred Securities.

(3) Retained earnings have been adjusted for the after-tax loss from redemption of notes. The retained earnings of the Company are subject to certain restrictions. See Notes 10 and 11 to Notes to the Company's Consolidated Financial Statements, which are incorporated herein by reference.

                                 USE OF PROCEEDS

         All of the proceeds from the sale of the Trust Preferred Securities, together with the proceeds from the sale of the Common Securities to the Company, will be invested by the Trust in Junior Subordinated Debentures. The Company intends to use the net proceeds from the sale of the Junior Subordinated Debentures for general corporate purposes, which may include, without limitation, repayment of debt, possible future acquisitions, funding investments in, or extensions of credit to, the Company's subsidiaries and redemption of securities. The Company intends to use a portion of the net proceeds to redeem, at or after December 31, 1998, all of the $29.1 million of its 11% Senior Notes due 2005. Pending their application to these uses, the net proceeds may be invested in short-term investment grade financial instruments.

         Although the Company, as a savings and loan holding company, is not subject to the Federal Reserve capital requirements for bank holding companies, it is possible that in the future it could become subject to such requirements as a result of the acquisition of a bank or a change in regulations. On October 21, 1996, the Federal Reserve announced that cumulative preferred securities having the characteristics of the Trust Preferred Securities could be included as Tier 1 capital for bank holding companies. Such Tier 1 capital treatment, together with the Company's ability to deduct, for income tax purposes, interest payable on the Junior Subordinated Debentures, will provide the Company with a more cost-effective means of obtaining capital for regulatory purposes than if the Company were to issue preferred stock.

                              ACCOUNTING TREATMENT

         The Trust will be treated as a subsidiary of the Company and the accounts of the Trust will be included in the Company's consolidated financial statements. The Trust Preferred Securities will be presented as a separate line item in the Company's consolidated statement of financial condition and disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the Company's notes to the consolidated financial statements. The Company will record distributions payable on the Trust Preferred Securities as minority interest expense, net of related tax benefit, in its consolidated statement of operations.

                            DESCRIPTION OF SECURITIES

         This prospectus supplement discloses the specific terms and provisions of the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee and supplements the general description of the terms and provisions of these securities set forth in the accompanying prospectus. These summaries are not meant to be a complete description of each security. However, this prospectus supplement and the accompanying prospectus contain the material terms and conditions for each security. For more information, please refer to the Trust Agreement, the Indenture, the Supplemental Indenture and the Guarantee. Forms of these documents are filed as exhibits to the registration statement of which the prospectus supplement and the prospectus are a part. All terms used in this prospectus supplement and not defined in this prospectus supplement have the meanings given to them in these documents.

                   CERTAIN TERMS OF TRUST PREFERRED SECURITIES

Distributions

         The Trust Preferred Securities represent undivided preferred beneficial interests in the assets of the Trust. Distributions on the Trust Preferred Securities will be payable at a rate per annum reset quarterly equal to 3-month
LIBOR (as defined below) plus      basis points (the "Distribution Rate") of the
stated liquidation amount of $1,000 per Trust Preferred Security, payable
quarterly in arrears on the     day of March, June, September and December of
each year, beginning          , 1998. Distributions not paid when due will
themselves accumulate additional distributions, at the then-applicable Distribution Rate on the amount of unpaid distributions (to the extent permitted by law). The term "distributions" includes any such additional distributions. The amount of distributions payable for any period will be computed on the basis of actual days elapsed and a 360-day year.

         If distributions are payable on a date that is not a Business Day (as defined at the end of this paragraph), payment will be made on the next Business Day (and without any interest or other payment in respect of such delay). However, if the next Business Day is in the next succeeding calendar month, such distribution date and the first day of the next succeeding distribution period will be the immediately preceding Business Day. A "Business Day" means each day except Saturday, Sunday or any day on which banking institutions in The City of New York or Wilmington, Delaware are authorized or required by law to close or a day on which the Debenture Trustee is closed for business.

         The Distribution Rate on the Trust Preferred Securities for any quarter will be effective as of the first day of such quarter. The Distribution Rate on the Trust Preferred Securities for each quarter will be determined on the Determination Date (as defined at the end of this paragraph) for such quarter. Distributions will be computed on the basis of the actual days elapsed and a 360-day year. The distribution amount will be calculated by applying the Distribution Rate to the liquidation amount of each Trust Preferred Security outstanding at the beginning of the distribution period and multiplying each such liquidation amount by the actual number of days in the distribution period concerned (which actual number of days shall include the first day but exclude the last day of such distribution period) divided by 360. "Determination Date" means the date that is two London Banking Days preceding the first day of a period for which a distribution will be payable.

Determination of 3-Month LIBOR

         On each Determination Date, the Calculation Agent will calculate the Distribution Rate for the upcoming quarterly period. As soon as practicable after 11:00 a.m. (London time) on each Determination Date, the Calculation Agent will determine the Distribution Rate and inform the Debenture Trustee. The
Distribution Rate will equal 3-month LIBOR plus     basis points. "3-month
LIBOR" means, with respect to a distribution period relating to a distribution date, the London interbank offered rate for three-month, Eurodollar deposits determined in the following order of priority:

         (a) the rate (expressed as a percentage per annum) for Eurodollar deposits having a three-month maturity that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the particular Determination Date.

         (b) if such rate does not appear on Telerate Page 3750 as of 11:00 a.m. (London time) on the Determination Date, 3-month LIBOR will be the arithmetic mean of the rates (expressed as percentages per annum) for Eurodollar deposits having a three-month maturity that appear on Reuters Monitor Money Rates Page LIBO ("Reuters Page LIBO") as of 11:00 a.m. (London time) on such Determination Date;

         (c) if such rate does not appear on Reuters Page LIBO as of 11:00 a.m. (London time) on the related Determination Date, the Calculation Agent will request the principal London offices of four leading banks in the London interbank market to provide such banks' offered quotations (expressed as percentages per annum) to prime banks in the London interbank market for Eurodollar deposits having a three-month maturity as of 11:00 a.m. (London time) on such Determination Date. If at least two quotations are provided, 3-month LIBOR will be the arithmetic mean of such quotations;

         (d) if fewer than two such quotations are provided as requested in clause (c) above, the Calculation Agent will request four major New York City banks to provide such banks' offered quotations (expressed as percentages per annum) to leading European banks for loans in Eurodollars as of 11:00 a.m. (London time) on such Determination Date. If at least two such quotations are provided, 3-month LIBOR will be the arithmetic mean of such quotations; and

         (e) if fewer than two such quotations are provided as requested in clause (d) above, 3-month LIBOR will be 3-month LIBOR determined with respect to the distribution period immediately preceding such current distribution period.

         If the rate for Eurodollar deposits having a three-month maturity that initially appears on Telerate Page 3750 or Reuters Page LIBO, as the case may be, as of 11:00 a.m. (London time) on the related Determination Date is superseded on Telerate Page 3750 or Reuters Page LIBO, as the case may be, by a corrected rate before 12:00 noon (London time) on such Determination Date, the corrected rate as so substituted on the applicable page will be the applicable 3-month LIBOR for such Determination Date.

         As used herein:

         "Calculation Agent" means Wilmington Trust Company.

         "London Banking Day" means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

         "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service or services as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying London interbank offered rates for U.S. dollars deposits).

         All percentages resulting from any calculations on the Trust Preferred Securities will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

         The Calculation Agent will, upon the request of the holder of any Trust Preferred Securities, provide the Distribution Rate then in effect. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the holders of the Trust Preferred Securities.

Deferral of Distributions

         If no Debenture Event of Default has occurred and is continuing under the Junior Subordinated Debentures, the Company can defer interest payments for up to 20 consecutive quarters. A deferral of interest payments cannot extend, however, beyond the maturity date of the Junior Subordinated Debentures. If the Company defers interest payments on the Junior Subordinated Debentures, the Trust will also defer quarterly distributions on the Trust Preferred Securities. During any such deferral period, the amount of distributions due to you would continue to accumulate additional distributions thereon at the then-applicable periodic Distribution Rate, to the extent permitted by law.

         Once the Company makes all deferred interest payments on the Junior Subordinated Debentures, with accrued interest, the Company can again defer interest payments on the Junior

Subordinated Debentures if no event of default under the Junior Subordinated Debentures has occurred and is continuing.

         The Company does not currently intend to exercise its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. If the Company defers interest payments on the Junior Subordinated Debentures, it would be subject to certain restrictions relating to the payment of dividends on or purchases of its capital stock and payments on any debt securities ranking equal with or junior to the Junior Subordinated Debentures. See "Certain Terms of Junior Subordinated Debentures -- Option to Defer Interest Payments."

Payment of Distributions

         Distributions on the Trust Preferred Securities will be payable to holders named on the securities register of the Trust on the relevant record date. Payments on the Trust Preferred Securities represented by a global security will be made in immediately available funds to DTC, the depositary for the Trust Preferred Securities.

         As long as the Trust Preferred Securities are in book-entry only form, the record date for the payment of distributions will be one Business Day prior to the distribution date. If the Trust Preferred Securities are ever issued in certificated form, the record date for the payment of distributions will be the 15th day of the last month of each calendar quarter, whether or not a Business Day.

Redemption

         The Company has the right to redeem the Junior Subordinated Debentures before their maturity, subject to prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve:

         o  on or after           , 2003, in whole at any time or in part from
            time to time, or

         o upon the occurrence of a Special Event (described herein), at any time, in whole (but not in part).

         When the Company pays the Junior Subordinated Debentures at maturity on
          , 2028 or upon earlier redemption, the Property Trustee will use the proceeds to redeem a like amount of the Trust Preferred Securities and the Common Securities. The Property Trustee will give you at least 30 days, but not more than 60 days, notice before the redemption date. The Trust Preferred Securities and (unless there is a default under the Junior Subordinated Debentures) the Common Securities will be redeemed at a price equal to the liquidation amount of $1,000 per security plus accumulated and unpaid distributions to the date of redemption. To the extent funds are available for payment, the Property Trustee will irrevocably deposit with the paying agent sufficient funds to pay the liquidation amount and all accrued and unpaid distributions for the Trust Preferred and

Common Securities being redeemed. The Property Trustee will also give the paying agent irrevocable instructions and authority to pay the liquidation amount and accrued and unpaid distributions to the Trust Preferred and Common Securities holders upon surrender of their securities. Distributions to be paid on or prior to the redemption date for any securities called for redemption will be payable to the holders on the record dates for the related dates of distributions.

         Once notice of redemption is given and the redemption amount is irrevocably deposited, all rights of the holders of the Trust Preferred and Common Securities called for redemption will cease, except for the right of holders to receive the redemption amount (but without interest on such redemption amount). The Trust Preferred and Common Securities holders will receive the liquidation amount plus accrued and unpaid distributions to the date of redemption and the securities will no longer be outstanding.

         If any redemption date is not a Business Day, then the liquidation amount and all accrued and unpaid distributions to the date of redemption will be payable on the next Business Day (and without any interest or other payment in respect of any such delay). However, if the Business Day is in the next calendar year, the redemption amount will be payable on the preceding Business Day.

         If payment of the redemption amount for any Trust Preferred and Common Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee, distributions on the Trust Preferred and Common Securities will continue to accumulate at the applicable rate from the original redemption date to the date of payment. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption amount.

         In compliance with applicable law (including the United States federal securities laws), the Company or its subsidiaries may, at any time and from time to time, purchase outstanding Trust Preferred Securities by tender, in the open market, or by private agreement.

Special Event Redemption

         If a Tax Event, a Capital Treatment Event or an Investment Company Event, as we define below (each a Special Event) has occurred and is continuing, the Company may redeem the Junior Subordinated Debentures, in whole but not in part. This will cause a mandatory redemption of the Trust Preferred and Common Securities, in whole but not in part, at the liquidation amount of $1,000 per security plus accrued and unpaid distributions to the date of redemption within 90 days following the occurrence of the Special Event.

         However, in the case of an occurrence of a Tax Event, if the Company can eliminate, within the 90 day period, the Tax Event by taking some action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Company, the Trust or the Trust Preferred and Common Securities holders, the Company will pursue that action instead of redemption. The Company will have no right to redeem the Junior Subordinated

Debentures while the Trust is pursuing any similar action based on its obligations under the Trust Agreement.

         A "Tax Event" means the receipt by the Company and the Trust of an opinion of its tax advisors (which may be its independent public accountants or counsel experienced in such matters) to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the date of issuance of the Trust Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that

         o the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,

         o interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or

         o the Trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         The Company understands it has been reported that the Internal Revenue Service ("IRS") recently challenged another company's deduction for interest paid on a debt instrument similar in some respects to the Junior Subordinated Debentures and issued to an entity similar to the Trust. Based on available information, the Company and the Trust do not believe that this challenge will affect the Company's ability to deduct interest payments on the Junior Subordinated Debentures. However, you should be aware that further developments favoring the IRS's challenge, or other unrelated developments, could cause a Tax Event. Laws and regulations have also been proposed in the past which, if adopted retroactively, could also cause a Tax Event.

         An "Investment Company Event" means the receipt by the Company and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any change in law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the date of issuance of the Trust Preferred Securities under the Trust Agreement.

         A "Capital Treatment Event" means the reasonable determination by the Company that, as a result of any amendment to, or change (including any prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the date of issuance of the Trust Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat an amount equal to the liquidation amount of the Trust Preferred Securities (or a substantial portion thereof) as "Tier I Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

Subordination of Common Securities

         Payment of distributions on, and the redemption amount of, the Trust Preferred and Common Securities will be made pro rata based on the aggregate liquidation amounts of the Trust Preferred and Common Securities. However, if an event of default has occurred and is continuing with respect to the Junior Subordinated Debentures, no payments may be made on the Common Securities unless all unpaid amounts on the Trust Preferred Securities have been provided for or paid in full.

         If an event of default has occurred and is continuing with respect to the Junior Subordinated Debentures, the Common Securities holder will be deemed to have waived any right to act with respect to the event of default or any related event of default under the Trust Agreement until the event of default has been cured, waived or eliminated. Until any event of default has been cured, waived or eliminated, the Property Trustee will act solely on your behalf and only you will have the right to direct the Property Trustee to act on your behalf.

Liquidation of Trust and Distribution of Junior Subordinated Debentures to
 Holders

         The Company will have the right at any time to liquidate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities. Such right is subject to the Company having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve.

         Under current United States federal income tax law and interpretations and assuming, as expected, the Trust is treated as a grantor trust, a distribution of Junior Subordinated Debentures should not be a taxable event to holders of the Trust Preferred Securities. However, should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, the distribution could be a taxable event to holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences -- Receipt of Junior Subordinated Debentures or Cash upon Liquidation of the Trust." If the Company elects neither to redeem the Junior Subordinated Debentures prior to maturity nor to liquidate the Trust and distribute the Junior Subordinated Debentures to holders of the Trust Preferred Securities, the Trust Preferred Securities will remain outstanding until the stated maturity of the Junior Subordinated Debentures.

         If the Company elects to liquidate the Trust and thereby causes the Junior Subordinated Debentures to be distributed to holders of the Trust Preferred Securities in exchange therefor upon liquidation of the Trust, the Company shall continue to have the right to redeem the Junior Subordinated Debentures in certain circumstances, as described under "Certain Terms of Junior Subordinated Debentures -- Redemption."

Registration of Trust Preferred Securities

         The Trust Preferred Securities will be represented by one or more global securities registered in the name of DTC or its nominee. This means that the Trust will not issue certificates to you for the Trust Preferred Securities. Each global security will be issued to DTC or its nominee, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Trust Preferred Securities. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another.

         Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC has provided the Trust and the Company with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

         DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the Commission.

         DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc.

         When you purchase Trust Preferred Securities through the DTC system, the purchases must be made by or through a Direct Participant, who will receive credit for the Trust Preferred Securities on DTC's records. Since you actually own the Trust Preferred Security, you are the beneficial owner and your ownership interest will only be recorded on the Direct (or indirect) Participants' records. DTC has no knowledge of your individual ownership of the Trust Preferred Securities. DTC's records only show the identity of the Direct Participants and the amount of the Trust Preferred

Securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your Direct (or indirect) Participant. Thus the Direct (or indirect) Participants are responsible for keeping accurate account of the holdings of their customers like you.

         The Property Trustee will wire principal and interest payments to DTC's nominee. The Company, the Trust and the Property Trustee will treat DTC's nominee as the owner of the global security for all purposes. Accordingly, the Company, the Trust, the Property Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

         Any redemption notices will be sent by the Company and the Trust directly to DTC, who will in turn inform the Direct Participants, who will then contact you as a beneficial holder. If less than all of the Trust Preferred Securities are being redeemed, DTC's practice is to choose by lot the amount of the interest of each Direct Participant to be redeemed. The Direct Participant will then use an appropriate method to allocate the redemption among its beneficial holders like you.

         It is DTC's current practice, upon receipt of any payment of distributions or liquidation amount, to credit Direct Participants's accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with Trust Preferred Securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the Trust Preferred Securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Property Trustee, the Trust or the Company.

         Trust Preferred Securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

         o DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the Company within 90 days;

         o The Company determines not to require all of the Trust Preferred Securities to be represented by a global security and notifies the Property Trustee of its decision; or

         o    an event of default under the indenture has occurred.

         If the book-entry-only system is discontinued, the Property Trustee will keep the registration books for the Trust Preferred Securities at its corporate office and follow the practices and procedures discussed below.

Certificated Securities -- Registration, Transfer and Payment

         In the event Trust Preferred Securities are issued in certificated form, they will be registered in the name of the securityholder. The Trust Preferred Securities may be transferred or exchanged, based on administrative procedures in the Trust Agreement, without the payment of any service charge (other than any tax or other governmental charge) by contacting the Property Trustee in Wilmington, Delaware, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees.

         Distribution payments will be made by check or wire transfer. Payment of the redemption price or liquidation amount will be made in immediately available funds when you surrender the Trust Preferred Security.

                 CERTAIN TERMS OF JUNIOR SUBORDINATED DEBENTURES

         The Junior Subordinated Debentures will be issued as a series pursuant to a supplemental indenture (the "Supplemental Indenture") under the Indenture. The Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all of the Company's Senior and Subordinated Debt.

Subordination

         The Junior Subordinated Debentures are unsecured and are junior in right of payment to all Senior and Subordinated Debt (as we define below) of the Company. This means that no payment on the Junior Subordinated Debentures may be made if:

         o any Senior and Subordinated Debt of the Company, as the case may be, is not paid when due, any applicable grace period with respect to any such non-payment default has ended and such default has not been cured or waived or ceased to exist; or

         o if the maturity of any Senior and Subordinated Debt of the Company has been accelerated because of a default.

         On any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all allocable amounts (as defined in the accompanying prospectus) on all Senior and Subordinated Debt must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment. In such event, the holders of the Junior Subordinated Debentures will assume the rights of the holders of Senior and Subordinated Debt of the Company to receive payments or distributions applicable to Senior and Subordinated Debt until all amounts owing on the Junior Subordinated Debentures are paid in full.

         The Junior Subordinated Debentures will rank at least equal with all other subordinated debentures initially issued to the other trusts referred to in the accompanying prospectus.

         Senior and Subordinated Debt means:

         o    all obligations of the Company for money borrowed;

         o all obligations of the Company evidenced by bonds, debentures, notes or similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

         o all obligations of the Company to reimburse under any letter of credit, bankers acceptance or similar facilities;

         o all obligations issued or assumed by the Company as the deferred purchase price of property or services (other than trade accounts payable and other accrued liabilities arising in the ordinary course of business);

         o    all capital lease obligations of the Company;

         o all indebtedness incurred by the Company for claims under derivatives;

         o all obligations of type referred to above of other pensions for the payment of which the Company is responsible or liable as quorum or otherwise.

         Senior and Subordinated Debt does not include:

         o any indebtedness that is by its terms is not superior in right of repayment to the Junior Subordinated Debentures:

         o any indebtedness that was incurred without recourse to the Company;

         o    any debt of the Company to its subsidiaries;

         o    any debt to any employee of the Company;

         o any series of junior subordinated debentures initially issued to the other Company trusts referred to in the accompanying prospectus.

         The Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures do not limit the ability of the Company and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the Junior Subordinated Debentures and the

Guarantee. At June 30, 1998, the total amount of Senior and Subordinated Debt of the Company was $29.1 million.

Interest Rate and Maturity

         The Junior Subordinated Debentures will bear interest at the rate per annum reset quarterly equal to 3-month LIBOR (as defined under "Certain Terms of
Trust Preferred Securities -- Determination of 3-Month LIBOR") plus     basis
points (the "Interest Rate") of the principal amount thereof, payable quarterly
in arrears on the    day of March, June, September and December of each year
(each, an "Interest Payment Date"), commencing              , 1998. Interest
payments not paid when due will accrue additional interest compounded quarterly at the applicable Interest Rate. The term "interest payments" includes this additional interest. The amount of interest payable for any period will be computed on the basis of actual days elapsed and a 360-day year. The interest payment provisions for the Junior Subordinated Debentures correspond to the distribution provisions of the Trust Preferred Securities.

         The Interest Rate for any interest rate period may not exceed the maximum rate of interest then permitted by New York law as the same may be modified by federal law.

         The Junior Subordinated Debentures will mature on          , 2028. Such
date may be shortened at any time by the Company to any date not earlier than
          , 2003, subject to the Company having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. In the event that the Company elects to shorten the maturity of (and thereby redeem) the Junior Subordinated Debentures, it shall give notice to the Debenture Trustee, and the Debenture Trustee shall give notice of such redemption to the holders of the Junior Subordinated Debentures no more than 60 and no less than 30 days prior to the effectiveness thereof. The Junior Subordinated Debentures do not have a sinking fund; however, this does not mean that the Company is not required to make any principal payments prior to maturity.

Redemption

         Subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, the Company has the right to redeem the Junior Subordinated
Debentures prior to maturity: (1) on or after          , 2003, in whole at any
time or in part from time to time; or (2) at any time in whole (but not in part) upon the occurrence and continuation of a Tax Event, Investment Company Event or Capital Treatment Event, in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

Distribution of Junior Subordinated Debentures

         In certain circumstances involving the termination of the Trust, the Property Trustee may distribute Junior Subordinated Debentures to the holders of the Trust Preferred Securities in exchange therefor after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to holders of Trust Preferred Securities, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Trust Preferred Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Trust Preferred Securities.

Option to Defer Interest Payments

         So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture at any time or from time to time during the term of the Junior Subordinated Debentures to defer interest payments on the Junior Subordinated Debentures for up to 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no deferral period may extend beyond the maturity date of the Junior Subordinated Debentures. At the end of such deferral period, the Company must pay all interest then due (together with interest thereon at the applicable periodic Interest Rate, compounded quarterly, to the extent permitted by law). During any deferral period, interest will accrue and holders of Junior Subordinated Debentures (or holders of Trust Preferred Securities, as the case may be) will be required to accrue income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures -- Option to Defer Interest Payments" in the accompanying prospectus and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

         During any such deferral period, the Company may not, and may not permit any subsidiary of the Company to, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock), (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures or (3) make any guarantee payments with respect to any guarantee by the Company of debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees.

         Prior to the termination of any such deferral period, the Company may further defer the interest payment period, provided that no deferral period may exceed 20 consecutive quarters or extend beyond the maturity date of the Junior Subordinated Debentures. Upon the termination of any such deferral period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the above requirements.

         The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election to begin such deferral period at least one Business Day prior to the earlier of

         o the date interest on the Junior Subordinated Debentures would have been payable except for the election to begin such deferral period,

         o the date the Administrative Trustees are required to give notice to any applicable stock exchange or automated quotation system on which the Trust Preferred Securities are then listed or quoted or to holders of Trust Preferred Securities of the record date, or

         o the date such distributions are payable, but in any event not less than one Business Day prior to such record date.

         The Debenture Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Junior Subordinated Debentures. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

         Distributions on the Trust Preferred Securities will be deferred by the Trust during any such Extension Period. See "Certain Terms of Trust Preferred Securities -- Distributions." For a description of certain federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures, see "Certain Federal Income Tax Consequences."

Additional Sums

         If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional sums on the Junior Subordinated Debentures such amounts as shall be required so that the distributions payable by the Trust shall not be reduced as a result of any such additional taxes, duties or other governmental charges ("Additional Sums").

Covenants

         The Company will covenant in the Indenture, as to the Junior Subordinated Debentures, that if and so long as: (1) the Trust is the holder of all the Junior Subordinated Debentures; (2) a Tax Event in respect of the Trust has occurred and is continuing and (3) the Company has elected, and has not revoked such election, to pay Additional Sums in respect of the Trust Preferred Securities, the Company will pay to the Trust such Additional Sums. The Company will also covenant, as to the Junior Subordinated Debentures: (1) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities; (2) not to voluntarily terminate, wind up or liquidate the Trust, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in liquidation of the Trust or
(b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (3) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to be treated as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Global Junior Subordinated Debentures

         The Junior Subordinated Debentures will be represented by global certificates registered in the name of DTC or its nominee. Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described in the accompanying prospectus, Junior Subordinated Debentures in certificated form will not be issued in exchange for the global certificates. See "Description of Junior Subordinated Debentures -- Global Junior Subordinated Debentures" and "Book-Entry Issuance" in the accompanying prospectus.

         Payments on Junior Subordinated Debentures represented by a global security will be made to DTC or its nominee, as the depositary for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in Wilmington, Delaware, or at the offices of any paying agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the 15th day of the last month of each calendar quarter. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" in the accompanying prospectus.

                           CERTAIN TERMS OF GUARANTEE

         The Guarantee guarantees on a subordinated basis to the holders of the Trust Preferred Securities the following payments, to the extent not paid by the
Trust: (1) any accrued but unpaid distributions, to the extent that the Trust has funds on hand available therefor at such time; (2) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the Trust has funds on hand available therefor at such time; and (3) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the liquidation distribution (as defined in the accompanying prospectus) and (b) the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities after satisfaction of liabilities to creditors of the Trust as required by applicable law. Wilmington Trust Company will act as the Guarantee Trustee for the purposes of compliance with the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

         The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust power given the Guarantee Trustee under the Guarantee. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

         If the Company were to default on its obligation to pay amounts due on the Junior Subordinated Debentures, the Trust would lack funds for the payment of distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise. In such event, you would not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Junior Subordinated Debentures, then you may institute a direct action against the Company pursuant to the terms of the Indenture for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of your Trust Preferred Securities. In connection with such action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to you. Except as described herein, you will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in connection with the Junior Subordinated Debentures. See "Description of Guarantees" in the accompanying prospectus.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

         In this section, we summarize the material United States federal income tax consequences of purchasing, holding and disposing of the Trust Preferred Securities. This summary is based upon: (1) the Internal Revenue Code of 1986, as amended ("Code"); (2) income tax regulations issued under the Code; and (3) associated administrative and judicial interpretations, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, may change at any time, and any change could be retroactive to the issuance date of the Trust Preferred Securities.

         These income tax laws and regulations are also subject to various interpretations, and the IRS or the courts could later disagree with the explanations or conclusions contained in this summary. The IRS has not formally ruled (and we do not intend to seek a ruling) on the tax consequences of purchasing, holding and selling the Trust Preferred Securities. Accordingly, the IRS could challenge the opinions expressed in this prospectus supplement concerning such consequences, and a court could agree with the IRS.

         Except as otherwise stated, this summary deals only with Trust Preferred Securities held as a capital asset (as defined in the Code) by a holder who (1) purchases the Trust Preferred Securities at their original offering price when the Trust originally issues them and (2) is a US Holder (as defined below).

         We do not address all of the tax consequences that may be relevant to a US Holder. We also do not address, except as stated below, any of the tax consequences to Non-US Holders, to holders that may be subject to special tax treatment under United States federal income tax laws such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, financial institutions or persons who have acquired Trust Preferred Securities as part of a straddle, synthetic security hedge, conversion transaction or other integrated investment. Further, we do not address:

         o the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the Trust Preferred Securities;

         o the United States federal alternative minimum tax consequences of the purchase, ownership or sale of the Trust Preferred Securities; or

         o any state, local or foreign tax consequences of the purchase, ownership and sale of Trust Preferred Securities.

         A "US Holder" is a Trust Preferred Securities holder who or which is:

         o a United States citizen or resident individual (or someone treated as a citizen or resident individual for United States federal income tax purposes);

         o a corporation or partnership created or organized (or treated as created or organized for United States federal income tax purposes) in or under the laws of the United States or any political subdivision thereof;

         o an estate if its income is subject to United States federal income taxation regardless of its source; or

         o a trust if (1) a United States court can exercise primary supervision over its administration; and (2) one or more United States persons have the authority to control all of its substantial decisions.

         A "Non-US Holder" is a Trust Preferred Securities holder other than a US Holder.

         The tax information below is intended only as a summary of material United States federal tax consequences of an investment in the Trust. We urge you to consult with your own tax advisor as to the United States federal, state, local, foreign and other tax consequences associated with purchasing, owning and selling the Trust Preferred Securities. The statements of United States tax laws described above are based on the laws in force as of the date of this prospectus supplement, and are subject to any changes in United States law occurring after that date.

Characterization of the Trust

         When the Trust issues the Trust Preferred Securities, Housley Kantarian & Bronstein, P.C., special tax counsel to the Company and the Trust, will give a legal opinion stating that, under current law and based on the representations, facts and assumptions described in this prospectus supplement and the accompanying prospectus, and assuming full compliance with the terms of the Trust Agreement, the underwriting agreement and the Indenture (and other relevant documents), the Trust will be characterized for United States federal income tax purposes as a grantor trust and will not be characterized for United States federal income tax purposes as a partnership and not as an association or publically traded partnership taxable as a corporation. As a result, for United States federal income tax purposes, you will be treated as the beneficial owner of a pro rata undivided interest in the Junior Subordinated Debentures. Accordingly, you will be required to include in gross income for United States federal income tax purposes all interest on and any gain recognized with respect to your pro rata share of the Junior Subordinated Debentures.

Characterization of the Junior Subordinated Debentures

         The Company and the Trust will agree to treat the Junior Subordinated Debentures as debt for United States federal income tax purposes. By accepting the Trust Preferred Securities, you agree to treat the Junior Subordinated Debentures as debt and to accept the Trust Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures.

Interest Income and Original Issue Discount

         The Company has the right to defer payments of interest on the Junior Subordinated Debentures, which could cause the Junior Subordinated Debentures to be subject to the original issue discount ("OID") rules. Under applicable income tax regulations, if there is only a remote likelihood that a company will defer its interest payments, then the debt will be considered to be issued without OID. The Company believes as of the issuance date, that the likelihood that it will elect to defer interest payments is remote, since this would prevent the Company from declaring cash dividends on any of its common stock or making payments on its debt securities which rank equal with or junior to the Junior Subordinated Debentures until it made up all of the missed interest payments. Accordingly, the Company will take the position that the Junior Subordinated Debentures will not be issued with OID. As a result, the interest payments on the Junior Subordinated Debentures (which are used to make distributions on the Trust Preferred Securities) generally will be taxable to you as ordinary income when they are paid or accrued depending on your method of United States federal income tax accounting.

         If, however, the Company elects to defer payments of interest, the Junior Subordinated Debentures would at that time be treated, solely for purposes of the OID rules, as re-issued with OID equal to the remaining interest payable. If the Junior Subordinated Debentures were treated with OID, all of your taxable interest income on the Junior Subordinated Debentures would constitute OID and have to be included in your gross income for United States federal income tax purposes as it accrued daily on an economic accrual basis even if you otherwise use a cash basis method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. This means that you would include interest income for tax purposes, and pay United States federal income taxes, on the interest income you would have received on the interest payment dates even though the Company did not actually make cash interest payments on those dates.

         If the likelihood of the Company deciding to defer any payments of interest were not treated as remote, the Junior Subordinated Debentures would be considered as issued initially with OID in an amount equal to the sum of all the interest payable over the term of the Junior Subordinated Debentures. Again, this would mean that you would have to include interest income in gross income for United States federal income tax purposes as it accrued daily on an economic accrual basis instead of on the dates you actually received the cash payments.

         The IRS has not issued any rulings or interpretations which define the meaning of the term "remote" as used in the applicable income tax regulations. The IRS could take a position that differs from what we state in this prospectus supplement.

Corporate US Holders

         Because the income from the Trust Preferred Securities will not be considered to be dividends for United States federal income tax purposes, corporate US Holders of the Trust Preferred

Securities will not be entitled to a dividends-received deduction for any income received from the Trust Preferred Securities.

Sales of Trust Preferred Securities

         If you sell your Trust Preferred Securities you will be considered to have sold all or part of your pro rata share of the Junior Subordinated Debenture and you will recognize a gain or loss equal to the difference between the amount realized from the sale of the Trust Preferred Securities (generally, your selling price) and your adjusted tax basis in the Trust Preferred Securities. If the Company does not defer interest on the Junior Subordinated Debentures, your adjusted tax basis in the Trust Preferred Securities generally will equal the initial purchase price that you paid for the Trust Preferred Securities. If, however, the Company elects to defer interest payments on the Junior Subordinated Debentures, your adjusted tax basis in the Trust Preferred Securities generally will equal (1) the initial purchase price that you paid for the Trust Preferred Securities increased (2) by the amount of any accrued and unpaid distributions that you were required to treat as OID; and (3) reduced by the amount of cash or other property received by you with respect to such OID.

         A gain or loss on the sale of Trust Preferred Securities generally will be a capital gain or loss. The maximum regular United States federal income tax rate on capital gains for individual taxpayers is currently 20% for sales and exchanges of capital assets held for more than one year. All net capital gains of a corporate taxpayer are subject to tax at ordinary corporate income tax rates of up to 35%.

         The Trust Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest relating to the underlying Junior Subordinated Debentures. If the Company elects to defer payments of interest, and you sell your Trust Preferred Securities between record dates for payments of distributions on the Trust Preferred Securities, you will be required to include in gross income for United States federal income tax purposes accrued and unpaid interest through the date of sale. This accrued and unpaid interest will be added to your adjusted tax basis but may not be reflected in the sale price. To the extent the sale price is less than your adjusted tax basis, you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Receipt of Junior Subordinated Debentures or Cash upon Liquidation of the Trust

         Under certain circumstances, as described in the section "Description of Trust Preferred Securities -- Liquidation Distribution Upon Dissolution" in the accompanying prospectus, the Property Trustee may distribute the Junior Subordinated Debentures to you in exchange for your Trust Preferred Securities. This will also liquidate or close the Trust. Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and you would have an aggregate adjusted tax basis in the Junior Subordinated Debentures you received equal to your aggregate adjusted tax basis in your Trust Preferred Securities. For a description of adjusted tax basis, see the discussion above in " -- Sales of Trust Preferred Securities."

         Further, the holding period of the Junior Subordinated Debentures you received would be the same as the period during which you held your Trust Preferred Securities. If, however, the distribution were caused by a Tax Event and the Trust were taxable as a corporation, the distribution would be a taxable event for United States federal income tax purposes. In that case, you could recognize gain or loss, your adjusted tax basis in the Junior Subordinated Debentures could differ from your adjusted tax basis in the Trust Preferred Securities, and your holding period for the Junior Subordinated Debentures would not include the period during which you held the Trust Preferred Securities.

         Under certain circumstances, as described in the section "Certain Terms of Trust Preferred Securities -- Redemption," the Junior Subordinated Debentures may be redeemed for cash. Such a redemption would be a taxable event for United States federal income tax purposes, and you would recognize gain or loss as if you had sold the Trust Preferred Securities for cash. See " -- Sales of Trust Preferred Securities" above.

Non-US Holders

         Payments to a Non-US Holder will generally not be subject to United States federal withholding tax, provided the holder:

         o does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

         o is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership; and

         o is not a bank whose receipt of interest on Junior Subordinated Debentures is on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

To qualify for this exemption from withholding, the last United States payer in the chain of payment prior to payment to a Non-US Holder ("Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

         o is signed by the holder of the Trust Preferred Securities under penalties of perjury;

         o    certifies that such holder is not a US Holder; and

         o    provides the name and address of the holder.

The statement may be made on an IRS Form W-8 or a substantially similar form, and the holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If the Trust Preferred Securities are held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent along with a copy of the IRS Form W-8 or the substitute form provided by the holder.

         A Non-US Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the Trust Preferred Securities. However, if a Non-US Holder holds the Trust Preferred Securities in connection with a trade or business conducted in the United States, or is present in the United States in certain circumstances, it may be subject to income tax on all income and gains recognized on a net income basis in the same manner as if the Non-US Holder were a US Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax at a rate of 30% or (if applicable) a lower rate specified by a treaty.

Backup Withholding

         You may be subject to a "backup withholding" tax of 31% on distributions made on the Trust Preferred Securities and on the entire price received on the sale of the Trust Preferred Securities if you are a US Holder and you:

         o fail to provide your social security or taxpayer identification number to your broker;

         o provide your broker with an incorrect social security or tax identification number;

         o fail to provide your broker with a certified statement that your social security or tax identification number is correct and that you are not subject to backup withholding; or

         o    improperly report interest and dividends on your tax return.

Backup withholding, however, does not apply to payments made to certain exempt recipients such as corporations or tax-exempt organizations. Any withheld amounts will be allowed as a credit against your United States federal income tax, provided the required information is provided to the IRS.

         If you are a Non-US Holder you must comply with applicable certification procedures to establish that you are not a US Holder in order to avoid the application of backup withholding, such as providing an IRS Form W-8. If you provide the certification described above or otherwise establish an exemption from backup withholding, then you generally will not be subject to backup withholding. Payments by a United States office of a broker of the proceeds of a disposition of the Junior Subordinated Debentures generally will be subject to backup withholding at a rate of 31% unless you certify you are not a Non-US Holder under penalties of perjury, or otherwise establish an exemption.

         The U.S. Treasury Department recently issued final regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-US Holders after December 31, 1999. The new Treasury regulations would not alter the treatment described above. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a Junior Subordinated Debenture. You should consult your tax advisor concerning the effect, if any, of such new Treasury regulations on an investment in the Junior Subordinated Debentures.

                              ERISA CONSIDERATIONS

         Each of the Company (the obligor with respect to the Junior Subordinated Debentures) and its affiliates, and the Property Trustee may be considered a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to many employee benefit plans that are subject to ERISA and certain employee benefit-related provisions of the Code. A fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA should consult with its counsel before authorizing an investment in the Trust Preferred Securities. The purchase and/or holding of Trust Preferred Securities by a plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of the Code (which generally includes individual retirement accounts and so-called "Keogh" plans) and with respect to which the Company, the Property Trustee or any affiliate is a service provider (or otherwise is a party in interest or a disqualified person) might constitute or give rise to a prohibited transaction under ERISA and the Code unless such Trust Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

         If the assets of the Trust were deemed to be plan assets of employee benefit plans that are holders of the Trust Preferred Securities (including holders who are not employee benefit plans themselves but are investing "plan assets" of an employee benefit plan), any persons exercising discretion with respect to the Junior Subordinated Debentures may become fiduciary parties in interest or disqualified persons with respect to investing plans. Accordingly, each investing plan will be deemed to have directed the Trust to invest in the Junior Subordinated Debentures and to have consented to the appointment of the Property Trustee.

         A plan fiduciary should consider whether the purchase of Trust Preferred Securities could result in the delegation of fiduciary authority to the Property Trustee and, if so, whether such a delegation of authority is consistent with the terms of the plan's governing instrument or any applicable investment management agreement. The plan's investment in the Trust Preferred

Securities might be deemed to constitute a delegation under ERISA of the duty to manage plan assets by an ERISA plan fiduciary to the Property Trustee.

                                  UNDERWRITING

General

         Based on the terms and conditions contained in the Underwriting Agreement, the Trust has agreed to sell to Sandler O'Neill & Partners, L.P. (the "Underwriter") and the Underwriter has agreed to purchase from the Trust 50,000 of Trust Preferred Securities.

         The Underwriter is obligated to purchase all the Trust Preferred Securities, if any Trust Preferred Securities are purchased.

         The Company and/or the Trust will have agreements with the Underwriter to indemnify it against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the Underwriter may be required to make.

         The Underwriter has in the past and may in the future engage in transactions with, or perform services for, the Company or its subsidiaries in the ordinary course of their businesses.

         The Company will pay the Underwriter's expenses, including legal fees, up to a maximum of $125,000, that were incurred in connection with the offering of the Trust Preferred Securities. The Company will also pay its own expenses related to this offering. The aggregate expenses related to this Offering are
estimated to be $       , including the expenses of the Underwriter.

Commissions and Discounts

         The Underwriter has advised the Company and the Trust that it proposes to offer the Trust Preferred Securities directly to the public initially at $1,000 per Trust Preferred Security. The Underwriter may also offer the Trust Preferred Securities to certain dealers at such price less a concession not in
excess of $   per Trust Preferred Security. The Underwriter may allow, and such
dealers may reallow, a discount not in excess of $   per Trust Preferred
Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed by the Underwriter.

         Since the proceeds from the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Company has agreed to pay to the Underwriter an underwriting commission of
$    per Trust Preferred Security (or a total of $   ).

No Sales of Similar Securities

         The Company and the Trust have agreed that for 180 days after the date of this prospectus supplement they will not, without the prior written consent of the Underwriter, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of the following:

         o any Trust Preferred Securities or any security convertible into, exchangeable or exercisable for Trust Preferred Securities or

         o the Junior Subordinated Debentures or any debt securities substantially similar (including provisions with respect to the deferral of interest) to the Junior Subordinated Debentures or

         o    any equity security substantially similar to the Preferred
              Securities

(except for the Trust Preferred Securities and the disposal of the Junior Subordinated Debentures following any liquidation of the Trust).

Price Stabilization and Short Positions

         In connection with the offering of the Trust Preferred Securities, the Commission allows the Underwriter to engage in transactions that stabilize, maintain or otherwise affect the price of the Trust Preferred Securities. Specifically, the Underwriter may: (1) bid for and purchase Trust Preferred Securities in the open market to cover a short position; (2) bid for and purchase Trust Preferred Securities in the open market to stabilize the price of the Trust Preferred Securities; or (3) reclaim any selling concession allowed to a dealer if the Underwriter repurchases shares distributed by that dealer. These activities may stabilize or maintain the market price of the Trust Preferred Securities above independent market levels which could make the price of the Trust Preferred Securities higher than it might have been without such activities. The Underwriter is not required to engage in these activities, and may end these activities at any time.

         The Trust Preferred Securities are a new issue of securities with no established trading market and the Trust does not intend to apply for listing of the Trust Preferred Securities on a national securities exchange or quotation on the Nasdaq Stock Market. The Underwriter has advised the Trust that it presently intends to make a market in the Trust Preferred Securities, but no assurances can be given that an active and liquid trading market will develop or, if developed, be maintained. The offering price and Distribution Rate have been determined by negotiations between representatives of the Company and the Underwriter, and the offering price of the Trust Preferred Securities may not be indicative of the market price following the offering. The Underwriter will not have any obligation to make a market in the Trust Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

                             VALIDITY OF SECURITIES

         Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the Trust Agreement and the formation of the Trust will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trust. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Housley Kantarian & Bronstein, P.C., Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the Underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Housley Kantarian & Bronstein, P.C., and Skadden, Arps, Slate, Meagher & Flom LLP, will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Housley Kantarian & Bronstein, P.C. and Richards, Layton & Finger, P.A. will rely on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to matters of New York law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Housley Kantarian & Bronstein, P.C.

PROSPECTUS

                                   $75,000,000
               JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES
                           WSFS FINANCIAL CORPORATION

                              WSFS CAPITAL TRUST I
                              WSFS CAPITAL TRUST II
                           TRUST PREFERRED SECURITIES
                    GUARANTEED TO THE EXTENT SET FORTH HEREIN
                                       by
                           WSFS FINANCIAL CORPORATION

         WSFS Financial Corporation, a Delaware corporation (the "Company"), may from time to time offer in one or more series or issuances its junior subordinated deferrable interest debentures (the "Junior Subordinated Debentures"). The Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to certain other indebtedness of the Company. If provided in an accompanying Prospectus Supplement, the Company will have the right to defer payments of interest on any series of Junior Subordinated Debentures by extending the interest payment period thereon at any time or from time to time for such number of consecutive interest payment periods (which shall not extend beyond the Stated Maturity (as defined herein) of the Junior Subordinated Debentures) with respect to each deferral period as may be specified in such Prospectus Supplement (each, an "Extension Period"). See "Description of Junior Subordinated Debentures -- Option to Defer Interest Payments."

         WSFS Capital Trust I and WSFS Capital Trust II, each a trust created under the laws of the State of Delaware (each, an "Issuer" and collectively, the "Issuers"), may offer, from time to time, Trust Preferred Securities (the "Trust Preferred Securities") representing beneficial ownership interests in such Issuer. The Company will be the owner of the common securities (the "Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities") representing common beneficial ownership interests in the Issuer. The payment of periodic cash distributions ("Distributions") with respect to the Trust Preferred Securities of each Issuer and payments on liquidation or redemption with respect to such Trust Preferred Securities, in each case out of funds held by such Issuer, are each irrevocably guaranteed by the Company to the extent described herein (each, a "Guarantee"). See "Descriptions of Guarantees." The obligations of the Company under each Guarantee will be subordinate and junior in right of payment to all Senior and Subordinated Debt (as defined herein) of the Company. Concurrently with the issuance by an Issuer of its Trust Preferred Securities, such Issuer will invest the proceeds thereof and any contributions made in respect of the Common Securities in a corresponding series of the Company's Junior Subordinated Debentures (the "Corresponding Junior Subordinated Debentures") with terms corresponding to the terms of that Issuer's Trust Preferred Securities (the "Related Trust Preferred Securities"). The Corresponding Junior Subordinated Debentures will be the sole assets of each Issuer, and payments under the Corresponding Junior Subordinated Debentures and the related Expense Agreement (as defined herein) will be the only revenue of each Issuer. Unless otherwise specified in the applicable Prospectus Supplement, the Company may, upon receipt of approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") (if such approval is then required under the applicable capital guidelines or policies of the Federal Reserve), redeem the Corresponding Junior Subordinated Debentures (and thereby cause the redemption of the Trust Securities) or may terminate each Issuer and, after satisfaction of liabilities to the creditors of each respective Issuer as required by applicable law, cause the Corresponding Junior Subordinated Debentures to be distributed to the holders of Trust Preferred Securities in exchange therefor upon liquidation of their interests in such Issuer. See "Description of Trust Preferred Securities -- Liquidation Distribution Upon Dissolution."
                                                   (continued on following page)

     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND
          ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION,
                   ANY OTHER GOVERNMENTAL AGENCY OR OTHERWISE.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is October 29, 1998

(continued from previous page)

         Holders of the Trust Preferred Securities will be entitled to receive preferential cumulative cash Distributions accumulating from the date of original issuance and payable periodically as specified in an accompanying Prospectus Supplement. If provided in the accompanying Prospectus Supplement, the Company will have the right to defer payments of interest on any series of Corresponding Junior Subordinated Debentures by extending the interest payment period thereon at any time or from time to time for one or more Extension Periods (which shall not extend beyond the Stated Maturity of the Corresponding Junior Subordinated Debentures). If interest payments are so deferred, Distributions on the Related Trust Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Corresponding Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Option to Defer Interest Payments." During an Extension Period, Distributions will continue to accumulate (and the Trust Preferred Securities will accumulate additional Distributions thereon at the rate per annum set forth in the related Prospectus Supplement). See "Description of Trust Preferred Securities -- Distributions."

         The Company has, through the related Guarantee, the related Guarantee Agreement, the related Trust Agreement, the Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantees." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Trust Preferred Securities, but only in each case to the extent of funds held by the respective Issuer, as described herein. See "Description of Guarantees." If the Company does not make interest payments on the Junior Subordinated Debentures held by the Issuer, the Issuer will have insufficient funds to pay Distributions. The Guarantee does not cover payment of Distributions when the Issuer has insufficient funds to pay such Distributions. In such event, a holder of Trust Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to enforce payment of amounts equal to such Distributions to such holder. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Trust Preferred Securities." The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior and Subordinated Debt of the Company.

         The Trust Preferred Securities and the Junior Subordinated Debentures may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, the aggregate initial public offering price of all the Trust Preferred Securities and the Junior Subordinated Debentures issued pursuant to the Registration Statement of which this Prospectus forms a part shall not exceed $75,000,000. Certain specific terms of the Trust Preferred Securities and the Junior Subordinated Debentures in respect of which this Prospectus is being delivered will be described in the applicable Prospectus Supplement, including without limitation and where applicable and to the extent not set forth herein, (a) in the case of the Trust Preferred Securities, specific title, aggregate stated liquidation amount (the "Liquidation Amount"), number of securities, the rate or method of calculating the rate of cumulative cash Distributions, Distribution payment dates, applicable Distribution deferral terms, if any, place or places where Distributions will be payable, any terms of redemption, exchange, initial offering or purchase price, methods of distribution and any other special terms, and (b) in the case of the Junior Subordinated Debentures, the specific designation, aggregate principal amount, denominations, Stated Maturity (including any provisions for the shortening thereof), interest payment dates, interest rate (which may be fixed or variable) or method of calculating interest, if any, applicable Extension Period or interest deferral terms, if any, place or places where principal, premium, if any, and interest, if any, will be payable, any terms of redemption, any sinking fund provisions, terms for any conversion or exchange into other securities, initial offering or purchase price, methods of distribution and any other special terms.

         The Trust Preferred Securities and the Junior Subordinated Debentures may be sold to or through underwriters, through dealers, remarketing firms or agents or directly to purchasers. See "Plan of Distribution." The names of any underwriters, dealers, remarketing firms or agents involved in the sale of the Trust Preferred Securities or the Junior Subordinated Debentures in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them will be set forth in a Prospectus Supplement. The Prospectus Supplement will state whether the Trust Preferred Securities or the Junior Subordinated Debentures will be listed on any national securities exchange or automated quotation system. If the Trust Preferred Securities or the Junior Subordinated Debentures are not listed on any national securities exchange or automated quotation system, there can be no assurance that there will be a secondary market for the Trust Preferred Securities or the Junior Subordinated Debentures.

         This Prospectus may not be used to consummate sales of the Trust Preferred Securities or the Junior Subordinated Debentures unless accompanied by a Prospectus Supplement.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Reports, proxy statements and other information that have been filed electronically with the Commission may also be obtained from the Commission's Website, the address of which is http://www.sec.gov. In addition, such reports, proxy statements and other information may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         No separate financial statements of either of the Issuers have been included herein. The Company and Issuers do not consider that such financial statements would be material to holders of the Trust Preferred Securities because each of the Issuers is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than issuing the Trust Securities, and investing the proceeds therefrom in Junior Subordinated Debentures and activities incidental thereto. See "The Company," "The Issuers," "Description of Trust Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantees."

         The Company and the Issuers have filed with the Commission a combined registration statement on Form S-3 (herein, together with all exhibits and amendments thereto, called the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Copies of the Registration Statement, including any amendments and exhibits thereto, can be inspected and copied at the offices of the Commission as set forth above. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents of the Company which have been previously filed with the Commission are hereby incorporated by reference in this Prospectus:

         (a) the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1997;

         (b) the Company's Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 1998 and June 30, 1998; and

         (c)      the Company's Current Report on Form 8-K dated April 23, 1998.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such copies should be directed to WSFS Financial Corporation, Corporate Secretary, 838 Market Street, Wilmington, Delaware 19899, telephone number (302) 792-6000.

                                   THE COMPANY

         The Company is a savings and loan holding company headquartered in Wilmington, Delaware. Substantially all of the Company's assets are held by its subsidiary, Wilmington Savings Fund Society, Federal Savings Bank (the "Bank"). The long term goal of the Company is to be a high-performing, customer-centered financial services company focused on its core savings bank business in Delaware, while developing unique, profitable niches in complementary businesses which may operate outside the Bank's market area.

         Founded in 1832, the Bank is one of the oldest financial institutions in the country. It has operated under the same name and charter serving the residents of Delaware for over 165 years. The Bank is the largest thrift institution headquartered in Delaware and is the fourth largest financial institution in the state on the basis of deposits traditionally garnered in-market. The Company's market area is the Mid-Atlantic region of the United States, characterized by a diversified manufacturing and service economy. Banking operations are conducted from 18 retail banking offices in Northern Delaware and Southeastern Pennsylvania. An additional nine locations are scheduled to open over the next 24 months. The Bank provides cash management services as well as residential real estate, commercial real estate and commercial and consumer lending services, funding these activities primarily by attracting retail deposits and borrowings. Deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC").

         Other operating subsidiaries of the Bank include WSFS Credit Corporation, engaged primarily in motor vehicle leasing; 838 Investment Group, Inc., which markets insurance products and securities; and Community Credit Corporation, a consumer finance company specializing in consumer loans secured by first and second mortgages.

         The Company's principal executive offices are located at 838 Market Street, Wilmington, Delaware 19899, and its telephone number is (302) 792-6000.

                                   THE ISSUERS

         Each Issuer is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by the Company, as Depositor, Wilmington Trust Company, as Delaware Trustee, Wilmington Trust Company, as Property Trustee, and the Administrative Trustees, as named therein, of the Issuer and (ii) the filing of a certificate of trust with the Delaware Secretary of State on May 28, 1998. Each trust agreement will be amended and restated in its entirety (each, as so amended and restated a "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each Issuer exists for the exclusive purposes of (i) issuing and selling its Trust Securities, (ii) using the proceeds from the sale of such Trust Securities to acquire a corresponding series of Corresponding Junior Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities which are necessary, convenient or incidental thereto. Accordingly, the Corresponding Junior Subordinated Debentures will be the sole assets of each Issuer, and payments under the Corresponding Junior Subordinated Debentures and the Expense Agreement will be the sole revenue of each Issuer.

         All of the Common Securities of each Issuer will be owned by the Company. The Common Securities of an Issuer will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities of such Issuer, except that upon the occurrence and continuance of an event of default under a Trust Agreement resulting from an event of default under the Indenture, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the Trust Preferred Securities of such Issuer. See "Description of Trust Preferred Securities -- Subordination of Common Securities." The Company will acquire Common Securities in an aggregate Liquidation Amount equal to not less than 3% of the total capital of each Issuer.

         Unless otherwise specified in the Prospectus Supplement, each Issuer has a term of approximately 55 years, but may terminate earlier as provided in the Trust Agreement. Each Issuer's business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities. Wilmington Trust Company, as Property Trustee, will act as sole trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act. Wilmington Trust Company will also act as trustee under the Guarantees and the Indenture. See "Description of Guarantees" and "Description of Junior Subordinated Debentures." The holder of the Common Securities of an Issuer, or the holders of a majority in Liquidation Amount of the Related Trust Preferred Securities if an event of default under the Trust Agreement for such Issuer has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such Issuer. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the applicable Trust Agreement. Pursuant to the Expense Agreement, the Company will pay all fees and expenses related to each Issuer and the offering of the Trust Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Issuer.

         The principal executive office of each Issuer is 838 Market Street, Wilmington, Delaware 19899 and its telephone number is (302) 792-6000.

                                 USE OF PROCEEDS

         All of the proceeds from the sale of the Trust Preferred Securities will be invested by the Issuer in Junior Subordinated Debentures. Except as otherwise set forth in the applicable Prospectus Supplement, the Company intends that the proceeds from the sale of the Junior Subordinated Debentures will be used for general corporate purposes including, without limitation, possible future acquisitions, funding investments in, or extensions of credit to, the Company's subsidiaries, repayment of obligations and redemption of securities. Possible debt repayment includes the redemption at December 31, 1998 of the Company's 11% Senior Notes due 2005, although there can be no assurance that such redemption will ultimately occur. A more detailed description of the use of proceeds of any specific offering will be set forth in the Prospectus Supplement pertaining to such offering.

         Although the Company, as a savings and loan holding company, is not subject to the Federal Reserve capital requirements for bank holding companies, it is possible that in the future it could become subject to such requirements as a result of the acquisition of a bank or change in regulations. On October 21, 1996, the Federal Reserve announced that cumulative preferred securities having the characteristics of the Trust Preferred Securities could be included as Tier 1 capital for bank holding companies. Such Tier 1 capital treatment, together with the Company's ability to deduct, for income tax purposes, interest payable on the Junior Subordinated Debentures, will provide the Company with a more cost-effective means of obtaining capital for regulatory purposes than if the Company were to issue preferred stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                         Six Months Ended
                                              June 30,                          Year Ended December 31,
                                        -------------------       --------------------------------------------------
                                         1998         1997         1997        1996      1995       1994       1993
                                        ------       ------       ------      ------    ------     ------     ------
Excluding interest on deposits........  1.63x         1.62x        1.59x      1.70x      2.06x      1.40x      1.49x
Including interest on deposits........  1.34          1.34         1.33       1.33       1.44       1.16       1.12

                    DESCRIPTION OF TRUST PREFERRED SECURITIES

         Pursuant to the terms of the Trust Agreement for each Issuer, the Issuer Trustees on behalf of such Issuer will issue the Trust Preferred Securities and the Common Securities. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the Delaware Trustee and the Property Trustee and will also act as trustee for the purpose of complying with the Trust Indenture Act. The terms of the Trust Preferred Securities will include those stated in the respective Trust Agreement and those made part of the respective Trust Agreement by the Trust Indenture Act. This summary of certain provisions of the Trust Preferred Securities and of each Trust Agreement, which summarizes the material terms thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of each Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act, to each of which reference is hereby made. Wherever particular defined terms of a Trust Agreement (as amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each of the Issuers is a legally separate entity and the assets of one are not available to satisfy the obligations of the other.

General

         The Trust Preferred Securities of an Issuer will represent beneficial ownership interests in such Issuer and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of such Issuer, as well as other benefits as described in the corresponding Trust Agreement. See " -- Subordination of Common Securities." The Trust Preferred Securities of an Issuer will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of that Issuer except as described under " -- Subordination of Common Securities." Legal title to the Corresponding Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Related Trust Preferred Securities and Common Securities. Each Guarantee Agreement executed by the Company for the benefit of the holders of an applicable Issuer's Trust Preferred Securities will be a guarantee on a subordinated basis with respect to the Related Trust Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Trust Preferred Securities when the related Issuer does not have funds on hand available to make such payments. See "Description of Guarantees."

Distributions

         Distributions on the Trust Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the Prospectus Supplement. In the event that any date on which Distributions are payable on the Trust Preferred Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in either case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

         Each Issuer's Trust Preferred Securities represent beneficial ownership interests in the applicable Issuer, and the Distributions on each Trust Preferred Security will be payable at a rate specified in the Prospectus Supplement for such Trust Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the Prospectus Supplement. Distributions to which holders of Trust Preferred Securities are entitled will accumulate additional Distributions at the rate per annum if and as specified in the Prospectus Supplement. The term "Distributions" as used herein includes any such additional Distributions unless otherwise stated.

         Unless otherwise provided in the Prospectus Supplement and so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, the Company has the right under the Indenture, pursuant to which it will issue the Corresponding Junior Subordinated Debentures, to defer the payment of interest at any time or from time to time on any series of the Corresponding Junior Subordinated Debentures for a period which will be specified in such Prospectus Supplement relating to such series, provided that no Extension Period may extend beyond the Stated Maturity of the Corresponding Junior Subordinated Debentures. As a consequence of any such deferral, Distributions on the Trust Preferred Securities would be deferred (but would continue to accumulate additional Distributions thereon at the rate per annum set forth in the Prospectus Supplement for such Trust Preferred Securities) by the Issuer of such Trust Preferred Securities during any such Extension Period. During such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock),
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Corresponding Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, the redemption or repurchase of any such rights pursuant thereto, (c) payments under any Guarantee and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction).

         The revenue of each Issuer available for distribution to holders of its Trust Preferred Securities will be limited to payments under the Corresponding Junior Subordinated Debentures in which the Issuer will invest the proceeds from the issuance and sale of its Trust Securities. If the Company does not make interest payments on such Corresponding Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Related Trust Preferred Securities. The payment of Distributions (if and to the extent the Issuer has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis set forth herein under "Description of Guarantees."

         Distributions on the Trust Preferred Securities will be payable to the holders thereof as they appear on the register of such Issuer on the relevant record dates, which, as long as the Trust Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the applicable Trust Agreement, each such payment will be made as described under "Book-Entry Issuance." In the event any Trust Preferred Securities are not in book-entry form, the relevant record date for such Trust Preferred Securities shall be the date at least 15 days prior to the relevant Distribution Date, as specified in the applicable Prospectus Supplement.

Redemption

         Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of any Corresponding Junior Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Preferred Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Preferred Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Corresponding Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Redemption." If less than all of any series of Corresponding Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Trust Preferred Securities and the Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of any Corresponding Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the Trust Preferred Securities and the Common Securities.

         The Company will have the right to redeem any series of Corresponding Junior Subordinated Debentures (i) on or after such date as may be specified in the applicable Prospectus Supplement, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence of a Tax Event, Capital Treatment Event or Investment Company Event or (iii) as may be otherwise specified in the applicable Prospectus Supplement, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

         Tax Event, Capital Treatment Event or Investment Company Event Redemption. If a Tax Event, Capital Treatment Event or Investment Company Event (all, as defined below) in respect of a series of Trust Preferred Securities and Common Securities shall occur and be continuing, the Company has the right to redeem the Corresponding Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of such Trust Preferred Securities and Common Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Tax Event, Capital Treatment Event or Investment Company Event. In the event a Tax Event, Capital Treatment Event or Investment Company Event in respect of a series of Trust Preferred Securities and Common Securities has occurred and is continuing and the Company does not elect to redeem the Corresponding Junior Subordinated Debentures and thereby cause a mandatory redemption of such Trust Preferred Securities and Common Securities or to liquidate the related Issuer and cause the Corresponding Junior Subordinated Debentures to be distributed to holders of such Trust Preferred Securities and Common Securities in exchange therefor upon liquidation of the related Issuer as described above, such Trust Preferred Securities will remain outstanding and Additional Sums (as defined below) may be payable on the Corresponding Junior Subordinated Debentures.

         "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by an Issuer on the outstanding Trust Preferred Securities and Common Securities of the Issuer shall not be reduced as a result of any additional taxes, duties and other governmental charges to which such Issuer has become subject as a result of a Tax Event.

         "Like Amount" means (i) with respect to a redemption of any Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Corresponding Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Trust Preferred Securities pro rata based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Corresponding Junior Subordinated Debentures to holders of any Trust Securities in exchange therefor in connection with a dissolution or liquidation of the related Issuer, Corresponding Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures would be distributed.

         A "Tax Event" means the receipt by the Company and the applicable Issuer of an opinion of its tax advisors (which may be its independent public accountants or counsel experienced in such matters) to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the date of issuance of the applicable Trust Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Issuer is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         A "Capital Treatment Event" means the reasonable determination by the Company that, as a result of any amendment to, or change (including any prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the date of issuance of the Trust Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat an amount equal to the Liquidation Amount of the Trust Preferred Securities (or a substantial portion thereof) as "Tier I Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

         An "Investment Company Event" means the receipt by the Company and the Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of any change in law or regulation by any legislative body, court, governmental agency or regulatory authority, the Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the date of issuance of the Trust Preferred Securities under the Trust Agreement.

         After the liquidation date fixed for any distribution of Corresponding Junior Subordinated Debentures for any series of Trust Preferred Securities (i) such series of Trust Preferred Securities will no longer be deemed to be outstanding, (ii) the Depository Trust Company as depositary (the "Depositary") or its nominee, as the record holder of such series of Trust Preferred Securities, will receive a registered global certificate or certificates representing the Corresponding Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing such series of Trust Preferred Securities not held by the Depositary or its nominee will be deemed to represent the Corresponding Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Trust Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such series of Trust Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

         There can be no assurance as to the market prices for the Trust Preferred Securities or the Corresponding Junior Subordinated Debentures that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of an Issuer were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Corresponding Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of an Issuer, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

Redemption Procedures

         Trust Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Corresponding Junior Subordinated Debentures. Redemptions of the Trust Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the related Issuer has funds on hand available for the payment of such Redemption Price. See also " -- Subordination of Common Securities."

         If the Issuer gives a notice of redemption of Trust Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Trust Preferred Securities. See "Book-Entry Issuance." If such Trust Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such Trust Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Trust Preferred Securities called for redemption shall be payable to the holders of such Trust Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Trust Preferred Securities so called for redemption will cease, except the right of the holders of such Trust Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Trust Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Trust Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer or by the Company pursuant to the Guarantee as described under "Description of Guarantees," Distributions on such Trust Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Issuer for such Trust Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

         Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

         Payment of the Redemption Price on the Trust Preferred Securities and any distribution of Corresponding Junior Subordinated Debentures to holders of Trust Preferred Securities shall be made to the applicable recordholders thereof as they appear on the register for such Trust Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that any Trust Preferred Securities are not in book-entry form, the relevant record date for such Trust Preferred Securities shall be a date at least 15 days prior to the Redemption Date or liquidation date, as applicable, as specified in the applicable Prospectus Supplement.

         If less than all of the Trust Preferred Securities and Common Securities issued by an Issuer are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Trust Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Trust Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of the Liquidation Amount of Trust Preferred Securities of a denomination larger than $1,000. The Property Trustee shall promptly notify the trust registrar in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Trust Preferred Securities which has been or is to be redeemed.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Corresponding Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Junior Subordinated Debentures or portions thereof (and distributions will cease to accrue on the Related Trust Preferred Securities or portions thereof) called for redemption.

Subordination of Common Securities

         Payment of Distributions on, and the Redemption Price of, each Issuer's Trust Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Trust Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Issuer's Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the Issuer's outstanding Trust Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the Issuer's outstanding Trust Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Issuer's Trust Preferred Securities then due and payable.

         In the case of any event of default under a Trust Agreement resulting from a Debenture Event of Default, the Company as holder of such Issuer's Common Securities will be deemed to have waived any right to act with respect to any such event of default under the applicable Trust Agreement until the effect of all such events of default with respect to such Trust Preferred Securities have been cured, waived or otherwise eliminated. Until any such events of default under the applicable Trust Agreement with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Trust Preferred Securities and not on behalf of the Company as holder of the Issuer's Common Securities, and only the holders of such Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

         Pursuant to each Trust Agreement, each Issuer shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company;
(ii) the distribution of a Like Amount of the Corresponding Junior Subordinated Debentures to the holders of its Trust Securities, if the Company, as Depositor, has given written direction to the Property Trustee to liquidate the Issuer (subject to the Company having received prior approval of the Federal Reserve if so required under applicable capital guidelines or policies of the Federal Reserve); (iii) redemption of all of the Issuer's Trust Preferred Securities as described under " -- Redemption -- Mandatory Redemption;" and (iv) the entry of an order for the dissolution of the Issuer by a court of competent jurisdiction.

         If an early termination occurs as described in clause (i), (ii) or (iv) above, the Issuer shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors as provided by applicable law, to the holders of such Trust Securities in exchange therefor a Like

Amount of the Corresponding Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Issuer available for distribution to holders, after satisfaction of liabilities to creditors of such Issuer as provided by applicable law, an amount equal to, in the case of holders of Trust Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because such Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Issuer on its Trust Preferred Securities shall be paid on a pro rata basis. The holder(s) of such Issuer's Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its Trust Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a priority over the Common Securities. See " -- Subordination of Common Securities."

Events of Default; Notice

         Any one of the following events constitutes an "Event of Default" under each Trust Agreement with respect to the Trust Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures -- Debenture Events of Default"); or

         (ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

         (iii) default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

         (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in such Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Trust Preferred Securities of the applicable Issuer, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under such Trust Agreement; or

         (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

         Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of such Issuer's Trust Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

         If a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a preference over the Common Securities upon termination of each Issuer as described above. See " -- Subordination of Common Securities" and " -- Liquidation Distribution Upon Dissolution." The existence of an Event of Default does not entitle the holders of Trust Preferred Securities to accelerate the maturity thereof.

Removal of Issuer Trustees

         Unless a Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Trust Preferred Securities. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

Co-Trustees and Separate Property Trustee

         Unless an Event of Default shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust property may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

Merger or Consolidation of Issuer Trustees

         Any Person (as defined in the Trust Agreement) into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Trustee under each Trust Agreement, provided such Person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Issuer

         An Issuer may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. An Issuer may, at the request of the Company, with the consent of the Administrative Trustees of such Issuer and without the consent of the holders of the Trust Preferred Securities of such Issuer, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of such Issuer with respect to its Trust Preferred Securities or (b) substitutes for such Trust Preferred Securities other securities having substantially the same terms as such Trust Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as such Trust Preferred Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise; (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee of such Issuer as the holder of the Corresponding Junior Subordinated Debentures; (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which such Trust Preferred Securities are then listed, if any;
(iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause such Trust Preferred Securities to be downgraded by any nationally recognized statistical rating organization which gives ratings on such Trust Preferred Securities; (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of such Trust Preferred Securities (including any Successor Securities) in any material respect; (vi) such successor entity has a purpose identical to that of such Issuer, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to such Issuer experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither such Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act; and (viii) the Company or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, an Issuer shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

         Except as provided below and under "Description of Guarantees -- Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the holders of the Trust Preferred Securities will have no voting rights.

         Each Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Related Trust Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement; or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that the related Issuer will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that such Issuer will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i) such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of the Trust Securities of such Issuer. Each Trust Agreement may be amended by the applicable Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities of the related Issuer, and (ii) receipt by such Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to such Issuer Trustees in accordance with such amendment will not affect the applicable Issuer's status as a grantor trust for United States federal income tax purposes or such Issuer's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust Securities of such Issuer, such Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on such Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of such Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities of such Issuer to institute suit for the enforcement of any such payment on or after such date.

         So long as any Corresponding Junior Subordinated Debentures are held by the Property Trustee of any Issuer, the Issuer Trustees of such Issuer shall not
(i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to such Corresponding Junior Subordinated Debentures; (ii) waive any past default that is waivable under the Indenture; (iii) exercise any right to rescind or annul a declaration that the principal of all the Corresponding Junior Subordinated Debentures shall be due and payable; or (iv) consent to any amendment, modification or termination of the Indenture or such Corresponding Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Related Trust Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Corresponding Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Related Trust Preferred Securities. The Issuer Trustees of such Issuer shall not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities of such Issuer except by subsequent vote of such holders. The Property Trustee of such Issuer shall notify each holder of Trust Preferred Securities of such Issuer of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Trust Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees of such Issuer shall obtain an opinion of counsel experienced in such matters to the effect that such action would not cause such Issuer to be classified as other than a grantor trust for United States federal income tax purposes.

         Any required approval of holders of Trust Preferred Securities of any Issuer may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities of such Issuer are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Trust Preferred Securities of such Issuer in the manner set forth in the applicable Trust Agreement.

         No vote or consent of the holders of Trust Preferred Securities will be required for the Issuer to redeem and cancel its Trust Preferred Securities in accordance with the Trust Agreement.

         Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

         Unless otherwise specified in the applicable Prospectus Supplement, the Trust Preferred Securities of any series will be issued in whole or in part in the form of one or more global certificates ("Global Trust Preferred Securities") registered in the name of and deposited with, or on behalf of, the Depositary. Global Trust Preferred Securities may be issued only in fully registered form and in either temporary or permanent form. Beneficial interests in the Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by Depositary. Except as described below, Trust Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

         Unless and until it is exchanged in whole or in part for the individual Trust Preferred Securities represented thereby, a Global Trust Preferred Security may not be transferred except as a whole by the Depositary for such Global Trust Preferred Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

         The specific terms of the depositary arrangement with respect to a series of Trust Preferred Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

         A global security shall be exchangeable for Trust Preferred Securities of such series registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies such Issuer that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act at a time when the Depositary is required to be so registered to act as such depositary; (ii) the Company in its sole discretion determines that such global security shall be so exchangeable; or (iii) there shall have occurred and be continuing a Debenture Event of Default. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants (as defined herein in "Book-Entry Issuance") with respect to ownership of beneficial interests in such global security. In the event that Trust Preferred Securities of any series are issued in definitive form, such Trust Preferred Securities will be in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described below.

         Payments on individual Trust Preferred Securities represented by a global security will be made to the Depositary, as the depositary for the Trust Preferred Securities. In the event Trust Preferred Securities are issued in certificated form, the Liquidation Amount and Distributions will be payable, the transfer of such Trust Preferred Securities will be registrable, and Trust Preferred Securities will be exchangeable for Trust Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee in Wilmington, Delaware, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Trust Preferred Securities are issued in certificated form, the record dates for payment of Distributions will be the 15th day of the month in which the relevant Distribution payment is scheduled to be paid.

         Upon the issuance of a Global Trust Preferred Security, and the deposit of such Global Trust Preferred Security with or on behalf of the Depositary, the Depositary for such Global Trust Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Trust Preferred Securities represented by such Global Trust Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Trust Preferred Securities or by the Company if such Trust Preferred Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Trust Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Trust Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Trust Preferred Security.

         So long as the Depositary for a Global Trust Preferred Security, or its nominee, is the registered owner of such Global Trust Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Trust Preferred Securities represented by such Global Trust Preferred Security for all purposes under the Indenture governing such Trust Preferred Securities. Except as provided below, owners of beneficial interests in a Global Trust Preferred Security will not be entitled to have any of the individual Trust Preferred Securities represented by such Global Trust Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Trust Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

         Payments of principal of (and premium, if any) and interest on individual Trust Preferred Securities represented by a Global Trust Preferred Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Trust Preferred Security representing such Trust Preferred Securities. None of the Company, the Property Trustee, any paying agent (the "Paying Agent"), or the securities registrar for such Trust Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Trust Preferred Security representing such Trust Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that the Depositary or its nominee, upon receipt of any payment of Liquidation Amount, Redemption Price, premium or Distributions in respect of a permanent Global Trust Preferred Security representing any of such Trust Preferred Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Trust Preferred Security for such Trust Preferred Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Trust Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

         Unless otherwise specified in the Prospectus Supplement, if a Depositary for a series of Trust Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, an Issuer will issue individual Trust Preferred Securities in exchange for the Global Trust Preferred Security. In addition, the Issuer may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement, determine not to have any Trust Preferred Securities of such series represented by one or more Global Trust Preferred Securities and, in such event, will issue individual Trust Preferred Securities of such series in exchange for the Global Trust Preferred Security or Securities representing such series of Trust Preferred Securities. Further, if the Company so specifies with respect to the Trust Preferred Securities of a series, an owner of a beneficial interest in a Global Trust Preferred Security representing Trust Preferred Securities of such series may, on terms acceptable to the applicable Issuer, the Property Trustee and the Depositary for such Global Trust Preferred Security, receive individual Trust Preferred Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Trust Preferred Securities. In any such instance, an owner of a beneficial interest in a Global Trust Preferred Security will be entitled to physical delivery of individual Trust Preferred Securities of the series represented by such Global Trust Preferred Security equal in principal amount to such beneficial interest and to have such Trust Preferred Securities registered in its name. Individual Trust Preferred Securities of such series so issued will be issued in denominations, unless otherwise specified by the applicable Issuer, of $1,000 and integral multiples thereof.

Payment and Paying Agency

         Payments in respect of the Trust Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any Issuer's Trust Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. Unless otherwise specified in the Prospectus Supplement, the Paying Agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

Registrar and Transfer Agent

         Unless otherwise specified in the Prospectus Supplement, the Property Trustee will act as registrar and transfer agent for the Trust Preferred Securities.

         Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of each Issuer, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuers will not be required to register or cause to be registered the transfer of their Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

         The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in each Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the applicable Trust Agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable Trust Agreement or is unsure of the application of any provision of the applicable Trust Agreement, and the matter is not one on which holders of Trust Preferred Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Governing Law

         Each Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

Miscellaneous

         The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Issuers in such a way that no Issuer will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as other than a grantor trust for United States federal income tax purposes and so that the Corresponding Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each Issuer or each Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Related Trust Preferred Securities.

         Holders of the Trust Preferred Securities have no preemptive or similar rights.

         No Issuer may borrow money or issue debt or mortgage or pledge any of its assets.

                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

         The Junior Subordinated Debentures are to be issued in one or more series under the Indenture between the Company and Wilmington Trust Company, as Debenture Trustee as supplemented from time to time. The following summary of certain terms and provisions of the Junior Subordinated Debentures, Corresponding Junior Subordinated Debentures and the Indenture, which summarizes the material provisions thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act, to each of which reference is hereby made. The Indenture is qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture (as supplemented or amended) are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

General

         Each series of the Junior Subordinated Debentures will rank pari passu with all other series of Junior Subordinated Debentures and will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior and Subordinated Debt (as defined below) of the Company. See " -- Subordination." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Trust Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of the subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Junior Subordinated Debentures should look only to the assets of the Company for payments on the Junior Subordinated Debentures. Except as otherwise provided in the applicable Prospectus Supplement, the Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior and Subordinated Debt, whether under the Indenture, any other existing indenture or any other indenture that the Company may enter into in the future or otherwise. See " -- Subordination" and the Prospectus Supplement relating to any offering of Trust Preferred Securities or Junior Subordinated Debentures.

         The Junior Subordinated Debentures will be issuable in one or more series pursuant to an indenture supplemental to the Indenture or pursuant to a resolution of the Company's Board of Directors or a committee thereof and a certificate of duly authorized officers of the Company. The applicable Prospectus Supplement will describe the following terms of the Junior Subordinated Debentures: (1) the title of the Junior Subordinated Debentures;
(2) any limit upon the aggregate principal amount of the Junior Subordinated Debentures; (3) the date on which the principal of the Junior Subordinated Debentures is payable (the "Stated Maturity") or the method of determination thereof; (4) the rate or rates at which the Junior Subordinated Debentures shall bear interest, the dates on which any such interest shall be payable (the "Interest Payment Dates"), the right, if any, of the Company to defer or extend an Interest Payment Date, and the record dates for any interest payable on any Interest Payment Date (the "Regular Record Dates") or the method by which any of the foregoing shall be determined; (5) the method in which, subject to the terms of the Indenture as described below under " -- Payment and Paying Agents," the principal of and premium, if any, and interest on the Junior Subordinated Debentures will be payable and how, subject to the terms of the Indenture as described below under " -- Denominations, Registration and Transfer," the Junior Subordinated Debentures may be presented for registration of transfer or exchange and the place where notices and demands to or upon the Company in respect of the Junior Subordinated Debentures and the Indenture may be made ("Place of Payment"); (6) any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which Junior Subordinated Debentures may be redeemed, in whole or in part, at the option of the Company or a holder thereof; (7) the obligation or the right, if any, of the Company or a holder thereof to redeem, purchase or repay the Junior Subordinated Debentures and the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which and the other terms and conditions upon which the Junior Subordinated Debentures shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (8) the denominations in which any Junior Subordinated Debentures shall be issuable if other than denominations of $1,000 and any integral multiple thereof; (9) if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Junior Subordinated Debentures shall be payable, or in which the Junior Subordinated Debentures shall be denominated;
(10) any additions, modifications or deletions in the events of default under the Indenture or covenants of the Company specified in the Indenture with respect to the Junior Subordinated Debentures; (11) if other than the principal amount thereof, the portion of the principal amount of Junior Subordinated Debentures that shall be payable upon declaration of acceleration of the maturity thereof; (12) any additions or changes to the Indenture with respect to the Junior Subordinated Debentures as shall be necessary to permit or facilitate their issuance of such series in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (13) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Junior Subordinated Debentures and the manner in which such amounts will be determined; (14) the terms and conditions relating to the issuance of a temporary global security representing all of the Junior Subordinated Debentures of such series and the exchange of such temporary global security for definitive Junior Subordinated Debentures of such series; (15) subject to the terms described herein under " -- Global Junior Subordinated Debentures," whether the Junior Subordinated Debentures of such series shall be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such global securities, which depositary shall be a clearing agency registered under the Exchange Act; (16) the appointment of any paying agent or agents; (17) the terms and conditions of any obligation or right of the Company or a holder to convert or exchange the Junior Subordinated Debentures into any other securities or property of the Company and the additions or changes to the Indenture to facilitate such conversion or exchange; (18) the form of the Trust Agreement and Guarantee Agreement, if applicable; (19) the relative degree, if any, to which such Junior Subordinated Debentures of such series shall be senior to or be subordinated to other indebtedness of the Company in right of payment, whether such other series of Junior Subordinated Debentures or other indebtedness are outstanding or not; and (20) any other terms of the Junior Subordinated Debentures not inconsistent with the provisions of the Indenture.

         If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of Junior Subordinated Debentures, special United States federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement.

         Junior Subordinated Debentures may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain United States federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures will be described in the applicable Prospectus Supplement.

         If the purchase price of any of the Junior Subordinated Debentures is payable in one or more foreign currencies or currency units or if any Junior Subordinated Debentures are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Junior Subordinated Debenture is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States federal income tax consequences, specific terms and other information with respect to such issue of Junior Subordinated Debentures and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

Option to Defer Interest Payments

         Unless otherwise specified in the Prospectus Supplement, the Company will have the right at any time and from time to time during the term of any series of Junior Subordinated Debenture to defer payment of interest for up to such number of consecutive interest payment periods as may be specified in the Prospectus Supplement, provided that such Extension Period may not extend beyond the Stated Maturity of such Junior Subordinated Debentures. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock ), (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures or (3) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest on the Junior Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate specified in the applicable Prospectus Supplement, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election to begin such Extension Period at least one Business Day prior to the earlier of (1) the date interest on the Junior Subordinated Debentures would have been payable except for the election to begin such Extension Period;
(2) the date the Administrative Trustees are required to give notice to the New York Stock Exchange, the Nasdaq National Market or other applicable stock exchange or automated quotation system, if any, on which the Trust Preferred Securities are then listed or quoted or to holders of Trust Preferred Securities of the record date; or (3) the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Junior Subordinated Debentures. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

         Distributions on the Trust Preferred Securities will be deferred by the Issuer during any such Extension Period. See "Description of Trust Preferred Securities -- Distributions."

         See "Certain Federal Income Tax Consequences" in the accompanying Prospectus Supplement for a description of certain federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures.

Additional Sums

         If any Issuer is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on such series of Junior Subordinated Debentures such amounts as shall be required so that the Distributions payable by such Issuer shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

Redemption

         Unless otherwise specified in the Prospectus Supplement, Junior Subordinated Debentures will not be subject to any sinking fund.

         Unless otherwise specified in the Prospectus Supplement, the Company may, at its option and subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, redeem the Junior Subordinated Debentures of any series in whole at any time or in part from time to time. If the Junior Subordinated Debentures are so redeemable only after a certain date upon the satisfaction of additional conditions, the applicable Prospectus Supplement will specify such date or describe such conditions. Junior Subordinated Debentures in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Except as otherwise specified in the applicable Prospectus Supplement, the redemption price for any Junior Subordinated Debenture so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus 100% of the principal amount thereof.

         Except as otherwise specified in the applicable Prospectus Supplement, if a Tax Event, Capital Treatment Event or Investment Company Event shall occur and be continuing in respect of a series of Junior Subordinated Debentures, the Company may, at its option and subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, redeem such series of Junior Subordinated Debentures in whole (but not in part) at any time within 90 days following of the occurrence of such Tax Event, Capital Treatment Event or Investment Company Event, at a redemption price equal to 100% of the principal amount of such Junior Subordinated Debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption except as otherwise specified in the Prospectus Supplement.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

Distribution Upon Liquidation

         As described under "Description of Trust Preferred Securities -- Liquidation Distribution Upon Dissolution," under certain circumstances involving the termination of the Issuer, the Junior Subordinated Debentures may be distributed to the holders of the Trust Preferred Securities in the liquidation of the Issuer after satisfaction of liabilities to creditors of the Issuer as provided by applicable law. If distributed to holders of the Trust Preferred Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and the Depositary, or any successor depositary for the Trust Preferred Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Trust Preferred Securities. If the Junior Subordinated Debentures are distributed to the holders of Capital Stock upon the liquidation of the Issuer, there can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Trust Preferred Securities.

Restrictions on Certain Payments

         The Company will also covenant, as to each series of the Junior Subordinated Debentures, that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock); (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company (including other Junior Subordinated Debentures) that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures; or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under any Guarantee and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction) if at such time (i) there shall have occurred any event of which the Company has actual knowledge (a) that with the giving of notice or the lapse of time, or both, would constitute an "Event of Default" under the Indenture with respect to the Junior Subordinated Debentures of such series and (b) in respect of which the Company shall not have taken reasonable steps to cure, (ii) if such Junior Subordinated Debentures are held by an Issuer of a series of Related Trust Preferred Securities, the Company shall be in default with respect to its payment of any obligations under the Guarantee relating to such Related Trust Preferred Securities or (iii) the Company shall have given notice of its selection of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

Subordination

         In the Indenture, the Company has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior and Subordinated Debt to the extent provided in the Indenture. Upon any payment or distribution of assets of the Company upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of all Allocable Amounts (as defined below) on such Senior and Subordinated Debt before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

         In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Senior and Subordinated Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

         No payments on account of principal (or premium, if any) or interest in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior and Subordinated Debt or an event of default with respect to any Senior and Subordinated Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

         "Allocable Amounts," when used with respect to any Senior and Subordinated Debt, means all amounts due or to become due on such Senior and Subordinated Debt less, if applicable, any amount which would have been paid to, and retained by, the holders of such Senior and Subordinated Debt (whether as a result of the receipt of payments by the holders of such Senior and Subordinated Debt from the Company or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such Senior and Subordinated Debt pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior and Subordinated Debt or otherwise) but for the fact that such Senior and Subordinated Debt is subordinate or junior in right of payment to (or subject to a requirement that amounts received on such Senior and Subordinated Debt be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

         "Debt" means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) and every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         "Senior and Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior and Subordinated Debt shall not be deemed to include (i) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company,
(ii) any Debt of the Company to any of its subsidiaries, (iii) Debt to any employee of the Company, and (iv) any other debt securities issued pursuant to the Indenture.

         The Indenture places no limitation on the amount of Senior and Subordinated Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness and other obligations constituting Senior and Subordinated Debt.

         The Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Junior Subordinated Debentures, may be changed prior to such issuance. Any such change would be described in the applicable Prospectus Supplement.

Global Junior Subordinated Debentures

         Unless otherwise specified in the applicable Prospectus Supplement, the Junior Subordinated Debentures of a series will be issued in whole or in part in the form of one or more global certificates ("Global Junior Subordinated Debentures") registered in the name of and deposited with, or on behalf of, the Depositary of such series. Global Junior Subordinated Debentures may be issued only in fully registered form and in either temporary or permanent form. Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary. Except as described below, Junior Subordinated Debentures in certified form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

         Unless and until it is exchanged in whole or in part for the individual Junior Subordinated Debentures represented thereby, a Global Junior Subordinated Debenture may not be transferred except as a whole by the Depositary for such Global Junior Subordinated Debenture to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor depositary or any nominee of such successor.

         The specific terms of the depositary arrangement with respect to a series of Junior Subordinated Debentures will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

         Upon the issuance of a Global Junior Subordinated Debenture, and the deposit of such Global Junior Subordinated Debenture with or on behalf of the Depositary, the Depositary for such Global Junior Subordinated Debenture or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debentures represented by such Global Junior Subordinated Debenture to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Junior Subordinated Debentures or by the Company if such Junior Subordinated Debentures are offered and sold directly by the Company. Ownership of beneficial interests in a Global Junior Subordinated Debenture will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Junior Subordinated Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Junior Subordinated Debenture.

         So long as the Depositary for a Global Junior Subordinated Debenture, or its nominee, is the registered owner of such Global Junior Subordinated Debenture, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by such Global Junior Subordinated Debenture for all purposes under the Indenture governing such Junior Subordinated Debentures. Except as provided below, owners of beneficial interests in a Global Junior Subordinated Debenture will not be entitled to have any of the individual Junior Subordinated Debentures of the series represented by such Global Junior Subordinated Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debentures of the series in definitive form and will not be considered the owners or holders thereof under the Indenture.

         Payments of principal of (and premium, if any) and interest on individual Junior Subordinated Debentures represented by a Global Junior Subordinated Debenture registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Junior Subordinated Debenture representing such Junior Subordinated Debentures. None of the Company, the Debenture Trustee, any Paying Agent, or the Securities Registrar for such Junior Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Junior Subordinated Debenture representing such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that the Depositary for a series of Junior Subordinated Debentures or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a permanent Global Junior Subordinated Debenture representing any of such Junior Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Junior Subordinated Debenture for such Junior Subordinated Debentures as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Junior Subordinated Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

         Unless otherwise specified in the Prospectus Supplement, if the Depositary for a series of Junior Subordinated Debentures is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Junior Subordinated Debentures of such series in exchange for the Global Junior Subordinated Debenture representing such series of Junior Subordinated Debentures. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Junior Subordinated Debentures, determine not to have any Junior Subordinated Debentures of such series represented by one or more Global Junior Subordinated Debentures and, in such event, will issue individual Junior Subordinated Debentures of such series in exchange for the Global Junior Subordinated Debenture or Debentures representing such Junior Subordinated Debentures of such series. Further, if the Company so specifies with respect to the Junior Subordinated Debentures of such series, an owner of a beneficial interest in a Global Junior Subordinated Debenture representing Junior Subordinated Debentures of such series may, on terms acceptable to the Company, the Debenture Trustee and the Depositary for such Global Junior Subordinated Debenture, receive individual Junior Subordinated Debentures of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Junior Subordinated Debentures. In any such instance, an owner of a beneficial interest in a Global Junior Subordinated Debenture will be entitled to physical delivery of individual Junior Subordinated Debentures of the series represented by such Global Junior Subordinated Debenture equal in principal amount to such beneficial interest and to have such Junior Subordinated Debentures registered in its name. Individual Junior Subordinated Debentures so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

Denominations, Registration and Transfer

         Unless otherwise specified in the Prospectus Supplement, the Junior Subordinated Debentures will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. Junior Subordinated Debentures of any series will be exchangeable for other Junior Subordinated Debentures of the same issue and series, of any authorized denominations, of a like aggregate principal amount, of the same original issue date and Stated Maturity and bearing the same interest rate.

         Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate securities registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Junior Subordinated Debentures and referred to in the applicable

Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Debenture Trustee as securities registrar under the Indenture. If the applicable Prospectus Supplement refers to any transfer agents (in addition to the securities registrar) initially designated by the Company with respect to any series of Junior Subordinated Debentures, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each place of payment. The Company may at any time designate additional transfer agents with respect to any series of Junior Subordinated Debentures.

         In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures of any series during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures of that series and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

Payment and Paying Agents

         Unless otherwise specified in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on a series of Junior Subordinated Debentures will be made at the office of the Debenture Trustee or at the office of such paying agent or paying agents as the Company may designate from time to time in the applicable Prospectus Supplement, except that at the option of the Company payment of any interest may be made (i) except in the case of Global Junior Subordinated Debentures, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the Regular Record Date. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest on Junior Subordinated Debentures will be made to the person in whose name such Junior Subordinated Debenture is registered at the close of business on the Regular Record Date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents or rescind the designation of any paying agent; however the Company will at all times be required to maintain a paying agent in each place of payment for all of the Junior Subordinated Debentures.

         Any moneys deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

Modification of Indenture

         From time to time the Company and the Debenture Trustee may, without the consent of the holders of any series of Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of any series of the Junior Subordinated Debentures or in the case of Corresponding Junior Subordinated Debentures, the holders of the Related Trust Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of each outstanding series of Junior Subordinated Debentures affected, to modify the Indenture in a manner affecting the rights of the holders of such series of Junior Subordinated Debentures in any material respect; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity of any series of Junior Subordinated Debentures (except as otherwise specified in the applicable Prospectus Supplement), or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon;
(ii) reduce the percentage of principal amount of Junior Subordinated Debentures of any series, the holders of which are required to consent to any such modification of the Indenture; (iii) modify certain provisions of the Indenture relating to modification or waiver except to increase the required percentage; or (iv) modify the provisions with respect to the subordination of outstanding Junior Subordinated Debentures of any series in a manner adverse to the holders thereof, provided that in the case of Corresponding Junior Subordinated Debentures, so long as any of the holders of the Related Trust Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Trust Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any event of default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of all such Related Trust Preferred Securities unless and until the principal of the Corresponding Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions have been satisfied.

         In addition, the Company and the Debenture Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental Indenture for the purpose of creating any new series of Junior Subordinated Debentures.

Debenture Events of Default

         The Indenture provides that any one or more of the following described events with respect to a series of Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to such series of Junior Subordinated Debentures:

         (i) failure for 30 days to pay any interest on such series of Junior Subordinated Debentures when due (subject to the deferral of any interest payment in the case of an Extension Period); or

         (ii) failure to pay any principal or premium, if any, on such series of Junior Subordinated Debentures when due whether at maturity or upon redemption by declaration or otherwise; or

         (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 60 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of such affected series of outstanding Junior Subordinated Debentures; or

         (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

         The holders of a majority in aggregate outstanding principal amount of each series affected of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default and, in the case of Corresponding Junior Subordinated Debentures, should the Debenture Trustee or such holders of such Corresponding Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the Related Trust Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures may annul such declaration and waive such default (other than the non-payment of the principal of such series of Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. In the case of Corresponding Junior Subordinated Debentures, should the holders of such Corresponding Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Trust Preferred Securities affected shall have such right.

         The holders of a majority in aggregate outstanding principal amount of each series of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures of such series, waive any default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture. In the case of Corresponding Junior Subordinated Debentures, should the holders of such Corresponding Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Related Trust Preferred Securities shall have such right. The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

         In case a Debenture Event of Default shall occur and be continuing as to a series of Corresponding Junior Subordinated Debentures, the Property Trustee will have the right to declare the principal of and the interest on such Corresponding Junior Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Corresponding Junior Subordinated Debentures.

Enforcement of Certain Rights By Holders of Trust Preferred Securities

         If a Debenture Event of Default with respect to a series of Junior Subordinated Debentures has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on such series of Junior Subordinated Debentures on the date such interest or principal is due and payable, a holder of Trust Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such series of Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Related Trust Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, the applicable Issuer may become subject to the reporting obligations under the Exchange Act. The Company shall have the right under the Indenture to set-off any payment made to such holder of Trust Preferred Securities by the Company in connection with a Direct Action. See "Risk Factors -- Trust Preferred Securities Guarantee Only Covers Payments if the Trust Has Cash Available; Direct Action" in the accompanying Prospectus Supplement.

         The holders of the Trust Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of Trust Preferred Securities -- Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

         The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; (iii) in the case of Corresponding Junior Subordinated Debentures, such transaction is permitted under the related Trust Agreement and the related Guarantee

Agreement and does not give rise to any breach or violation of the related Trust Agreement or related Guarantee Agreement; and (iv) certain other conditions as prescribed by the Indenture are met.

         The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

Satisfaction and Discharge

         The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

Covenants of the Company

         The Company will covenant, as to each series of Junior Subordinated Debentures and Corresponding Junior Subordinated Debentures, in the Indenture that, if and so long as (i) the Issuer is the holder of all such Junior Subordinated Debentures, (ii) a Tax Event in respect of the Issuer has occurred and is continuing and (iii) the Company has elected, and has not revoked such election, to pay Additional Sums (as defined under "Description of Trust Preferred Securities -- Redemption") in respect of such Trust Securities, the Company will pay to the Issuer such Additional Sums. The Company will also covenant (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Issuer, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities; (ii) not to voluntarily terminate, wind up or liquidate the Issuer, except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in exchange therefor upon liquidation of the Issuer, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, in either such case, if so specified in the Prospectus Supplement upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies; and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Governing Law

         The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

         The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Corresponding Junior Subordinated Debentures

         The Corresponding Junior Subordinated Debentures may be issued in one or more series of Junior Subordinated Debentures under the Indenture with terms corresponding to the terms of a series of Related Trust Preferred Securities. In that event, concurrently with the issuance of each Issuer's Trust Preferred Securities, such Issuer will invest the proceeds thereof and the consideration paid by the Company for the Related Common Securities in a series of Corresponding Junior Subordinated Debentures issued by the Company to such Issuer. Each series of Corresponding Junior Subordinated Debentures will be in the principal amount equal to the aggregate stated Liquidation Amount of the Related Trust Preferred Securities and Common Securities of such Issuer and will rank pari passu with all other series of Junior Subordinated Debentures. Holders of the Related Trust Preferred Securities for a series of Corresponding Junior Subordinated Debentures will have the rights in connection with modifications to the Indenture or upon occurrence of Debenture Events of Default described under " -- Modification of Indenture" and " -- Debenture Events of Default," unless provided otherwise in the Prospectus Supplement for such Related Trust Preferred Securities.

         Unless otherwise specified in the applicable Prospectus Supplement, if a Tax Event in respect of an Issuer of Related Trust Preferred Securities shall occur and be continuing, the Company may, at its option and subject to prior approval by the Federal Reserve (if then required under applicable capital guidelines or policies) redeem the Corresponding Junior Subordinated Debentures at any time within 90 days of the occurrence of such Tax Event, in whole but not in part, subject to the provisions of the Indenture and whether or not such Corresponding Junior Subordinated Debentures are then otherwise redeemable at the option of the Company. The Redemption Price for any Corresponding Junior Subordinated Debentures shall be equal to 100% of the principal amount of such Corresponding Junior Subordinated Debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption. For so long as the applicable Issuer is the holder of all the outstanding series of Corresponding Junior Subordinated Debentures, the proceeds of any such redemption will be used by such Issuer to redeem the corresponding Trust Securities in accordance with their terms. The Company may not redeem a series of Corresponding Junior Subordinated Debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding Corresponding Junior Subordinated Debentures of such series for all interest periods terminating on or prior to the Redemption Date.

                               BOOK-ENTRY ISSUANCE

         The Depositary will act as securities depositary for all of the Trust Preferred Securities and the Junior Subordinated Debentures, unless otherwise referred to in the Prospectus Supplement relating to an offering of Trust Preferred Securities or Junior Subordinated Debentures. The Trust Preferred Securities and the Junior Subordinated Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global certificates will be issued for the Trust Preferred Securities of each Issuer and the Junior Subordinated Debentures, representing in the aggregate the total number of such Issuer's Trust Preferred Securities or aggregate principal balance of Junior Subordinated Debentures, respectively, and will be deposited with the Depositary.

         The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange,

Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). "Participants" means Direct Participants and Indirect Participants. The rules applicable to the Depositary and its Participants are on file with the Commission.

         Purchases of Trust Preferred Securities or Junior Subordinated Debentures within the depositary system must be made by or through Direct Participants, which will receive a credit for the Trust Preferred Securities or Junior Subordinated Debentures on the Depositary's records. The ownership interest of each actual purchaser of each Trust Preferred Security and each Junior Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities or Junior Subordinated Debentures. Transfers of ownership interests in the Trust Preferred Securities or Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Preferred Securities or Junior Subordinated Debentures, except in the event that use of the book-entry system for the Trust Preferred Securities of such Issuer or Junior Subordinated Debentures is discontinued.

         The Depositary has no knowledge of the actual Beneficial Owners of the Trust Preferred Securities or Junior Subordinated Debentures; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. as the registered holder of the Trust Preferred Securities or Junior Subordinated Debentures. If less than all of an Issuer's Trust Preferred Securities or the Junior Subordinated Debentures are being redeemed, the Depositary's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

         Although voting with respect to the Trust Preferred Securities or the Junior Subordinated Debentures is limited to the holders of record of the Trust Preferred Securities or Junior Subordinated Debentures, in those instances in which a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities or Junior Subordinated Debentures. Under its usual procedures, the Depositary would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Distribution payments on the Trust Preferred Securities or the Junior Subordinated Debentures will be made by the relevant Trustee to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of the Depositary, the relevant Trustee, the Issuer thereof or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depositary is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

         The Depositary may discontinue providing its services as securities depositary with respect to any of the Trust Preferred Securities or the Junior Subordinated Debentures at any time by giving reasonable notice to the Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Trust Preferred Security or Junior Subordinated Debenture certificates representing such Trust Preferred Securities or Junior Subordinated Debentures are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Trust Preferred Securities or aggregate principal amount of Junior Subordinated Debentures may determine to discontinue the system of book-entry transfers through the Depositary. In any such event, definitive certificates for such Trust Preferred Securities or Junior Subordinated Debentures will be printed and delivered.

         The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Issuers and the Company believe to be accurate, but the Issuers and the Company assume no responsibility for the accuracy thereof. Neither the Issuers nor the Company has any responsibility for the performance by the Depositary or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                            DESCRIPTION OF GUARANTEES

         Guarantees will be executed and delivered by the Company concurrently with the issuance by each Issuer of its Trust Preferred Securities and Common Securities for the benefit of the holders from time to time of such Trust Preferred Securities and Common Securities. Wilmington Trust Company will act as the Guarantee Trustee under each Guarantee Agreement for the purposes of compliance with the Trust Indenture Act and each Guarantee Agreement will be qualified as an indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantees, which summarizes the material terms thereof, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act, to each of which reference is hereby made. The form of the Guarantee Agreement relating to the Trust Preferred Securities has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Reference in this summary to Trust Preferred Securities or Trust Securities means that Issuer's Trust Preferred Securities to which a Guarantee relates. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related Issuer's Trust Preferred Securities and Common Securities.

General

         The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that such Issuer may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the related Issuer (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Trust Preferred Securities, to the extent that such Issuer has funds on hand available therefor at such time; (ii) the Redemption Price with respect to any Trust Preferred Securities called for redemption, to the extent that such Issuer has funds on hand available therefor at such time; or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such Issuer (unless the Corresponding Junior Subordinated Debentures are distributed to holders of such Trust Preferred Securities in exchange therefor), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of such Issuer remaining available for distribution to holders of Trust Preferred Securities after satisfaction of liabilities to creditors of such Issuer as required by applicable law. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Trust Preferred Securities or by causing the Issuer to pay such amounts to such holders.

         Each Guarantee will be an irrevocable guarantee on a subordinated basis of the related Issuer's obligations under the Trust Preferred Securities, but will apply only to the extent that such related Issuer has funds sufficient to make such payments, and is not a guarantee of collection.

         If the Company does not make interest payments on the Corresponding Junior Subordinated Debentures held by the Issuer, the Issuer will not be able to pay Distributions on the Trust Preferred Securities and will not have funds legally available therefor. Each Guarantee will rank subordinate and junior in right of payment to all Senior and Subordinated Debt of the Company. See " -- Status of the Guarantees." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Company's obligations under the Guarantees will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. See "The Company." Except as otherwise provided in the applicable Prospectus Supplement, the Guarantees do not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior and Subordinated Debt, whether under the Indenture, any other existing indenture or any other indenture that the Company may enter into in the future or otherwise.

         The Company has, through the applicable Guarantee, the applicable Guarantee Agreement, the applicable Trust Agreement, the related Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantees."

Status of the Guarantees

         Each Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior and Subordinated Debt of the Company in the same manner as the Junior Subordinated Debentures.

         Each Guarantee will rank pari passu with all other Guarantees issued by the Company. Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will be held for the benefit of the holders of the Related Trust Preferred Securities. Each Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer or upon distribution to the holders of the Trust Preferred Securities of the Corresponding Junior Subordinated Debentures. None of the Guarantees places a limitation on the amount of additional Senior and Subordinated Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior and Subordinated Debt.

Amendments and Assignment

         Except with respect to any changes which do not materially adversely affect the rights of holders of the Related Trust Preferred Securities (in which case no vote will be required), no Guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Trust Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of Trust Preferred Securities -- Voting Rights; Amendment of each Trust Agreement." All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Related Trust Preferred Securities then outstanding.

Events of Default

         An event of default under each Guarantee Agreement will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Related Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee Agreement.

         Any holder of the Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity.

         The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under each Guarantee.

Information Concerning the Guarantee Trustee

         The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of any Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee and, after default with respect to any Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of any Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

         Each Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Related Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the related Issuer or upon distribution of Corresponding Junior Subordinated Debentures to the holders of the Related Trust Preferred Securities in exchange therefor. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Related Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or such Guarantee.

Governing Law

         Each Guarantee will be governed by and construed in accordance with the laws of the State of New York.

The Expense Agreement

         Pursuant to an Expense Agreement entered into by the Company under each Trust Agreement (the "Expense Agreement"), the Company will irrevocably and unconditionally guarantee to each person or entity to whom the applicable Issuer becomes indebted or liable, the full payment of any costs, expenses or liabilities of such Issuer, other than obligations of such Issuer to pay to the holders of any Trust Preferred Securities or other similar interests in such Issuer of the amounts due such holders pursuant to the terms of the Trust Preferred Securities or such other similar interests, as the case may be.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEES

Full and Unconditional Guarantee

         Payments of Distributions and other amounts due on the Trust Preferred Securities (to the extent the Issuer has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantees." Taken together, the Company's obligations under each series of Junior Subordinated Debentures, the Indenture, the related Trust Agreement, the related Expense Agreement, the related Guarantee Agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Trust Preferred Securities. If and to the extent that the Company does not make payments on any series of Corresponding Junior Subordinated Debentures, such Issuer will not pay Distributions or other amounts due on its Trust Preferred Securities. The Guarantees do not cover payment of Distributions when the related Issuer does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of a series of Trust Preferred Securities is to institute a Direct Action. The obligations of the Company under each Guarantee are subordinate and junior in right of payment to all Senior and Subordinated Debt of the Company.

Sufficiency of Payments

         As long as payments of interest and other payments are made when due on each series of Corresponding Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Related Trust Preferred Securities, primarily because (i) the aggregate principal amount of each series of Corresponding Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Related Trust Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on each series of Corresponding Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the related Trust Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of such Issuer except the Issuer's obligations to holders of the Trust Securities under such Trust Securities; and (iv) each Trust Agreement further provides that the Issuer will not engage in any activity that is not consistent with the limited purposes thereof.

         Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

         A holder of any Related Trust Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the related Issuer or any other person or entity.

         A default or event of default under any Senior and Subordinated Debt of the Company would not constitute a default or a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior and Subordinated Debt of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Corresponding Junior Subordinated Debentures until such Senior and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Corresponding Junior Subordinated Debentures would constitute an Event of Default under each Trust Agreement.

Limited Purpose of Issuers

         Each Issuer's Trust Preferred Securities evidence a beneficial interest in such Issuer, and each Issuer exists for the sole purpose of issuing its Trust Preferred Securities and Common Securities, investing the proceeds thereof in Corresponding Junior Subordinated Debentures and activities incidental thereto. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a Corresponding Junior Subordinated Debenture is that a holder of a Corresponding Junior Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Corresponding Junior Subordinated Debentures held, while a holder of Trust Preferred Securities is entitled to receive Distributions from such Issuer (or from the Company under the applicable Guarantee) if and to the extent such Issuer has funds available for the payment of such Distributions.

Rights Upon Termination

         Upon any voluntary or involuntary termination, winding up or liquidation of any Issuer involving the liquidation of the Corresponding Junior Subordinated Debentures, the holders of the Related Trust Preferred Securities will be entitled to receive, out of the assets held by such Issuer, the Liquidation Distribution in cash. See "Description of Trust Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Corresponding Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior and Subordinated Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each Issuer (other than the Issuer's obligations to the holders of its Trust Preferred Securities), the positions of a holder of such Trust Preferred Securities and a holder of such Corresponding Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                              PLAN OF DISTRIBUTION

         The Trust Preferred Securities or the Junior Subordinated Debentures may be sold in a public offering to or through underwriters or dealers designated from time to time. The Company and each Issuer may sell its Trust Preferred Securities or Junior Subordinated Debentures as soon as practicable after effectiveness of the Registration Statement of which this Prospectus forms a part. The names of any underwriters or dealers involved in the sale of the Trust Preferred Securities or Junior Subordinated Debentures in respect of which this Prospectus is delivered, the amount or number of Trust Preferred Securities and Junior Subordinated Debentures to be purchased by any such underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement.

         Underwriters may offer and sell Trust Preferred Securities or Junior Subordinated Debentures at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Trust Preferred Securities, underwriters may be deemed to have received compensation from the Company and/or the applicable Issuer in the form of underwriting discounts or commissions and may also receive commissions. Underwriters may sell Trust Preferred Securities or Junior Subordinated Debentures to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters.

         Any underwriting compensation paid by the Company and/or the applicable Issuer to underwriters in connection with the offering of Trust Preferred Securities or Junior Subordinated Debentures, and any discounts, concessions or commissions allowed by such underwriters to participating dealers, will be described in an accompanying Prospectus Supplement. Underwriters and dealers participating in the distribution of Trust Preferred Securities or Junior Subordinated Debentures may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of such Trust Preferred Securities or Junior Subordinated Debentures may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters and dealers may be entitled, under agreement with the Company and the applicable Issuer, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

         In connection with the offering of the Trust Preferred Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Trust Preferred Securities during and after the offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Trust Preferred Securities for their own account by selling more Trust Preferred Securities than have been sold to them by the Company. The underwriters may elect to cover any such short position by purchasing Trust Preferred Securities in the open market. In addition, the underwriters may stabilize or maintain the price of the Trust Preferred Securities by bidding for or purchasing Trust Preferred Securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Trust Preferred Securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Trust Preferred Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Trust Preferred Securities to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

         In connection with the offering of the Trust Preferred Securities of the Issuer, the Issuer may grant to the underwriters an option to purchase additional Trust Preferred Securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the accompanying Prospectus Supplement. If the Issuer grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Trust Preferred Securities.

         Underwriters and dealers may engage in transactions with, or perform services for, the Company and/or the applicable Issuer and/or any of their affiliates in the ordinary course of business.

         The Trust Preferred Securities and the Junior Subordinated Debentures will be new issues of securities and will have no established trading market. Any underwriters to whom Trust Preferred Securities or Junior Subordinated Debentures are sold for public offering and sale may make a market in such Trust Preferred Securities and Junior Subordinated Debentures, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such Trust Preferred Securities or Junior Subordinated Debentures may or may not be listed on a national securities exchange or the Nasdaq National Market. No assurance can be given as to the liquidity of or the existence of trading markets for any Trust Preferred Securities or Junior Subordinated Debentures.

                                  LEGAL MATTERS

         Certain legal matters will be passed upon for the Company and the Issuers by Housley Kantarian & Bronstein, P.C., Washington, D.C., counsel to the Company and for the Issuers by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Issuers. Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Guarantees and the Junior Subordinated Debentures will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Housley Kantarian & Bronstein, P.C. and Skadden, Arps, Slate, Meagher & Flom LLP, will rely on the opinions of Richards, Layton & Finger, P.A., as to certain matters of Delaware law.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, which report is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

===============================================================================  =================================================

No dealer, salesperson or other person is authorized to give any information or
to represent anything not incorporated by reference or contained in this                             $50,000,000
prospectus supplement or accompanying prospectus. You should rely only on the information incorporated by reference or provided in this prospectus supplement and the prospectus. The Company has not authorized anyone to provide you with different information. Neither the Company, the Trust nor Sandler O'Neill is
making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of these documents.

                                                                                                 WSFS CAPITAL TRUST I

                                                             Page
                                                            -----                             Floating Rate Cumulative
                Prospectus Supplement                                                        Trust Preferred Securities
Summary .................................................    S-1
Summary Consolidated Financial Information ..............    S-7
Risk Factors ............................................    S-9
WSFS Financial Corporation ..............................    S-15                             fully and unconditionally
Capitalization ..........................................    S-18                               guaranteed, based on
Use of Proceeds .........................................    S-19                              several obligations, by
Accounting Treatment ....................................    S-19
Description of Securities ...............................    S-20
Certain Terms of Trust Preferred Securities .............    S-20
Certain Terms of Junior Subordinated Debentures .........    S-29                                        WSFS
Certain Terms of Guarantee ..............................    S-34                               FINANCIAL CORPORATION
Certain Federal Income Tax Consequences .................    S-35
ERISA Considerations ....................................    S-42
Underwriting ............................................    S-43
Validity of Securities ..................................    S-45                               ---------------------
                     Prospectus                                                                 PROSPECTUS SUPPLEMENT
Available Information ...................................       1                               ---------------------
Incorporation of Certain Documents by Reference .........       1
The Company .............................................       2
The Issuers .............................................       2
Use of Proceeds .........................................       3
Ratio of Earnings to Fixed Charges ......................       4
Description of Trust Securities .........................       4
Description of Junior Subordinated Debentures ...........      16
Book-Entry Issuance .....................................      28                                 Sandler O'Neill &
Description of Guarantees ...............................      30                                   Partners, L.P.
Relationship Among the Trust Preferred Securities,
   the Junior Subordinated Debentures and the
   Guarantees ...........................................      33
Plan of Distribution ....................................      34
Legal Matters ...........................................      35                            _____________________, 1998
Experts .................................................      35

===============================================================================  ================================================